Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-263593 and  333-263725

PROSPECTUS SUPPLEMENT NO. 14

(TO PROSPECTUS DATED April 8, 2022)

IMPERIAL PETROLEUM INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated April 8, 2022 (“Prospectus”) of Imperial Petroleum Inc. (the “Company”), which forms a part of the Company’s Registration Statements on Form F-1 (Registration Nos. 333-263593 and 333-263725), as amended or supplemented from time to time.

On December 2, 2022, the Company furnished a Report on Form 6-K (the “Form 6-K”) to the U.S. Securities and Exchange Commission (the “Commission”) as set forth below.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2022

Commission File Number 001-41095

IMPERIAL PETROLEUM INC.

(Translation of registrant’s name into English)

331 Kifissias Avenue Erithrea 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒             Form 40-F  ☐

EXHIBIT INDEX

99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements for the Nine Months Ended September 30, 2022

99.2	Secured Loan Agreement, dated November 25, 2022, with National Bank of Greece

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 2, 2022

IMPERIAL PETROLEUM INC.

By:	/s/ Harry Vafias
Name:	Harry Vafias
Title:	Chief Executive Officer

Exhibit 99.1

IMPERIAL PETROLEUM INC

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations for the nine-month period ended September 30, 2022. Unless otherwise specified herein, references to the “Company” or “we” shall include Imperial Petroleum Inc. and its subsidiaries. You should read the following discussion and analysis together with the unaudited interim condensed consolidated financial statements and related notes included elsewhere in this report. For additional information relating to our management’s discussion and analysis of financial condition and results of operations, please see our annual report on Form 20-F for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission on March 29, 2022 (the “Annual Report”).

Overview

Imperial Petroleum Inc. is a ship-owning company currently providing petroleum products, crude oil, and drybulk seaborne transportation services. In November 2021, StealthGas Inc. contributed to the Company four subsidiaries comprising a fleet of four tanker vessels. The Company was spun-off from StealthGas Inc. in December 2021. Historical comparative periods reflect the results of the carve-out operations of the four subsidiaries that were contributed to the Company.

The Company currently owns a total of ten vessels; five M.R. product tankers, one Aframax oil tanker, two Suezmax oil tankers and two handysize dry bulk carriers with an aggregate capacity of approximately 737,000 deadweight tons (dwt).

Our Fleet

The following summarizes the employment of our fleet as of November 30, 2022:

Name	Year Built	Country Built	Vessel Size (dwt)	Vessel Type	Employment Status	Daily Charter Rate	Expiration of Charter(1)
Magic Wand	2008	Korea	47,000	MR product tanker	Time Charter	$14,500	May 2023
Clean Thrasher	2008	Korea	47,000	MR product tanker	Spot
Falcon Maryam	2009	Korea	46,000	MR product tanker	Spot
Stealth Berana	2010	Korea	115,804	Aframax oil tanker	Spot
Clean Nirvana	2008	Korea	50,000	MR product tanker	Time Charter	$40,000	December 2022
Clean Justice	2011	Japan	47,000	MR product tanker	Time Charter	$38,500	January 2023
Suez Enchanted	2007	Korea	160,000	Suezmax tanker	Spot
Suez Protopia	2008	Korea	160,000	Suezmax tanker	Time Charter	$50,000	December 2022
Eco Bushfire	2011	Japan	32,000	Handysize drybulk	Time Charter	$23,000	December 2022
Eco Angelbay	2009	Japan	32,000	Handysize drybulk	Spot
Fleet Total			736,804 dwt

(1)	Earliest date charters could expire.

As of November 30, 2022, we had five vessel operating under time charter contracts, three of which are scheduled to expire in December 2022, one in January 2023 and one in May 2023, and five vessels operating in the spot market. Since the beginning of 2022, the tanker market has firmed as we witness an increase in both demand and tanker rates. The unfortunate outbreak of the Russian war against Ukraine and related sanctions imposed on Russian oil has altered the trade patterns thus increasing tanker voyages leading to rates firming even further to date, with the near term outlook, particularly for product tankers, currently expected to be favorable.

Factors Affecting Our Future Results of Operations

Please refer to our Annual Report for a discussion of the factors affecting our future results of operations.

Selected Financial Data (in US Dollars except for Fleet Data)
	For the nine-month periods ended September 30,
Statement of Operations Data	2021	2022
Revenues	13,356,055	59,105,174
Voyage expenses	(2,496,846)	(22,577,358)
Voyage expenses - related party	(166,552)	(731,919)
Vessels’ operating expenses	(5,570,003)	(9,907,069)
Vessels’ operating expenses – related party	(66,000)	(95,500)
Management fees-related party	(394,485)	(648,760)
General and administrative expenses	—	(672,020)
General and administrative expenses – related party	(291,801)	(167,737)
Depreciation	(6,505,997)	(8,309,572)
(Loss)/Income from operations	(2,135,629)	15,995,239
Interest and finance costs	(7,108)	(726,736)
Other (expenses)/income	(14,293)	486,464
Net (loss)/income	(2,157,030)	15,754,967
Balance Sheet Data

	As of December 31, 2021	As of September 30, 2022
Cash and cash equivalents	3,389,834	62,435,080
Time Deposits	—	30,000,000
Current assets	6,005,747	107,575,917
Vessels, net	119,962,984	211,425,582
Total assets	128,468,731	322,101,499
Current liabilities	8,633,917	18,820,645
Total liabilities	31,722,888	54,250,523
Capital stock	47,753	1,902,540
Total stockholders’ equity	96,745,843	267,850,976

Other Financial Data	For the nine-month periods ended September 30,
	2021	2022
Net cash provided by operating activities	3,571,306	22,027,531
Net cash used in investing activities	(142,600)	(130,343,403)
Net cash (used in)/ provided by financing activities	(9,608,825)	169,452,666

Selected Financial Data (continued)
	For the nine-month periods ended September 30,
Fleet Data	2021	2022
Average number of vessels(1)	4.00	6.05

Total calendar days for fleet(2)	1,092	1,651
Total voyage days for fleet(3)	1,060	1,648
Total charter days for fleet(4)	821	914
Total spot market days for fleet(5)	239	734
Fleet utilization(6)	97.1%	99.8%
Fleet operational utilization(7)	89.7%	87.8%

1)

Average number of vessels is the number of owned vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

2)

Total calendar days for fleet are the total days the vessels we operated were in our possession for the relevant period including off-hire days associated with major repairs, drydockings or special or intermediate surveys.

3)

Total voyage days for fleet reflect the total days the vessels we operated were in our possession for the relevant period net of off-hire days associated with major repairs, drydockings or special or intermediate surveys.

4)	Total charter days for fleet are the number of voyage days the vessels operated on time or bareboat charters for the relevant period.
5)	Total spot market charter days for fleet are the number of voyage days the vessels operated on spot market charters for the relevant period.
6)

Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by fleet calendar days for the relevant period.

7)

Fleet operational utilization is the percentage of time that our vessels generated revenue, and is determined by dividing voyage days excluding commercially idle days by fleet calendar days for the relevant period.

Results of Operations

Nine-month period ended September 30, 2022 compared to the nine-month period ended September 30, 2021

REVENUES- Total revenues for the nine months ended September 30, 2022, amounted to $59.1 million, an increase of $45.7 million, or 341%, compared to revenues of $13.4 million for the nine months ended September 30, 2021, primarily due to the increase in the average number of our vessels and improved market conditions resulting in higher charter rates earned by our vessels particularly in the spot market.

VOYAGE EXPENSES- Total voyage expenses for the nine months ended September 30, 2022 were $23.3 million compared to $2.7 million for the nine months ended September 30, 2021 The $20.6 million increase in voyage expenses is mainly due to the increase in the spot days of our fleet by 495 days (207.1%) and the rise in daily bunker cost by approximately $16,000.

VESSELS’ OPERATING EXPENSES- Total vessels’ operating expenses for the nine months ended September 30, 2022 were $10.0 million compared to $5.6 million for the nine months ended September 30, 2021. The $4.4 million increase in vessels’ operating expenses was primarily due to the increase in the average number of our vessels and one of our product tanker coming off a bareboat charter under which we do not bear operating expenses, during the third quarter of 2022.

MANAGEMENT FEES- Management fees were $0.6 million for the nine months ended September 30, 2022 compared to $0.4 million for the nine months ended September 30, 2021. The increase in management fees in the nine months ended September 30, 2022 was attributed to the increase in the average number of our vessels.

GENERAL AND ADMINISTRATIVE EXPENSES — General and administrative expenses were $0.8 million for the nine months ended September 30, 2022 compared to $0.3 million for the nine months ended September 30, 2021, an increase of $0.5 million, due to increased legal and other fees as a result of operating as a separate public company.

DEPRECIATION — Depreciation for the nine months ended September 30, 2022, was $8.3 million, a $1.8 million increase from $6.5 million for the same period of last year, due to the increase in the average number of our vessels.

INTEREST AND FINANCE COSTS — Interest and finance costs were $0.7 million for the nine months ended September 30, 2022 compared to $0.007 million for the nine months ended September 30, 2021, an increase of $0.69 million. The increase is mainly attributable to the interest expense incurred relating to our loan agreement entered into in November 2021.

NET INCOME/(LOSS) — As a result of the above, net income for the nine months ended September 30, 2022 was $15.8 million compared to a net loss of $2.2 million for the nine months ended September 30, 2021.

Cash Flows

Net cash provided by operating activities — was $22.0 million for the nine months ended September 30, 2022, compared to $3.6 million for the nine months ended September 30, 2021. The increase in net cash provided by operating activities is primarily attributed to the increase of our net income, partially offset by revenue for the nine months ended September 30, 2022 not collected as of the period end and inventory purchases close to period end which were not paid in full as of September 30, 2022.

Net cash used in investing activities — was $130.3 million for the nine months ended September 30, 2022. This amount mainly represents the aggregate consideration paid for the acquisition of four tanker vessels and one dry bulk carrier: Two product tankers acquired from related party entities that were delivered to the Company on March 28, 2022 and on May 31, 2022, respectively, and two Suezmax tankers acquired from unaffiliated third parties which were both delivered to the Company on June 3, 2022, as well as one handysize dry bulk carrier vessel acquired from a related party entity that was delivered to the Company on September 21, 2022. During the third quarter ended September 30, 2022 the Company also placed an amount of $30 million on a time deposit which matures in the beginning of January 2023. Net cash used in investing activities for the nine months ended September 30, 2021 amounting to $0.1 million related to improvements for one vessel.

Net cash (used in) / provided by financing activities — was inflows of $169.5 million for the nine months ended September 30, 2022, mainly consisting of $167.6 million of gross proceeds from our three capital raising equity offerings since our listing on Nasdaq, partially offset by $10.9 million relating to stock issuance costs along with $2.4 million of scheduled loan repayments and $1.3 million paid for dividends on our Series A preferred stock. Net cash used in financing activities for the nine months ended September 30, 2021 amounting to $9.6 million related mainly to net transfers to our former Parent, StealthGas Inc.

Liquidity and Capital Resources

As of September 30, 2022, we had cash and cash equivalents of $62.4 million, time deposits of $30.0 million, restricted cash classified as current assets of $1.9 million and restricted cash classified as non-current assets of $3.1 million.

Our principal sources of funds for our liquidity needs have been equity offerings, bank borrowings and cash flows from operations. Potential additional sources of funds include equity offerings and bank borrowings. Our principal use of funds has been to acquire our vessels, maintain the quality of our vessels, and fund working capital requirements.

Our liquidity needs, as of September 30, 2022, primarily relate to funding expenses for operating our vessels, any vessel improvements that may be required, debt principal and interest payments and general and administrative expenses. In October 2022, we paid $18.5 million for the acquisition of the drybulk carrier, Eco Angelbay, from cash on hand.

As of September 30, 2022, we had $42.3 million of outstanding indebtedness net of deferred finance charges. As of September 30, 2022, we had outstanding indebtedness of $25.6 million under our senior secured credit facility with DNB, which we entered into in November 2021 to refinance outstanding indebtedness of StealthGas Inc. secured by the four vessels that it contributed to us as part of the spin-off. On September 29, 2022 we finalized a $17.0 million loan guaranteed by the Company and secured with first priority ship mortgages over two of our product tankers, the Clean Justice and the Clean Nirvana.

In addition to the aforementioned credit facilities, in November 2022 we entered into a loan agreement for an amount of up to $30.8 million related to the financing of the two Suezmax vessels, the Suez Protopia and the Suez Enchanted, which vessels are subject to first priority ship mortgages under the facility.

We have 795,878 shares of Series A Preferred Stock outstanding, which have a dividend rate of 8.75% per annum per $25.00 of liquidation preference per share, with respect to which we paid aggregate dividends of $1.3 million in the nine months ended September 30, 2022.

We believe that our working capital along with our cash flows generated from operations are sufficient for our present short-term liquidity requirements. We believe that, unless there is a major and sustained downturn in market conditions applicable to our specific shipping industry segments, our internally generated cash flows will be sufficient to fund our operations, including working capital requirements, for at least 12 months taking into account any possible capital commitments and debt service requirements.

From time to time and depending upon market conditions, we may consider various capital raising alternatives to finance the strategic growth and diversification of our fleet. Any such capital raising transactions may be at the Imperial Petroleum Inc. or subsidiary level, to which interests in certain vessels in our fleet and rights to receive related cash flows would be transferred, as well as other capital raising alternatives available to us at that particular time. In addition, we may elect to sell one or more of our vessels or vessel-owning subsidiaries, conduct a spinoff of such vessels or subsidiaries, or contribute such vessels or vessel-owning subsidiaries to a joint venture, master limited partnership or other entity, Any such transfer may reduce our asset base and our rights to cash flows related to the transferred assets. If we contribute assets to a joint venture or master limited partnership, the joint venture or master limited partnership may be owned by or issue equity securities to public or private investors, and as part of any spin-off of assets we may be required to distribute a portion of such assets to holders of outstanding warrants pursuant to the terms of such warrants, thereby reducing our percentage interest in such assets and in the related cash flows.

Critical Accounting Estimates

A discussion of our critical accounting estimates can be found in our Annual Report.

Risk Factors

The following should be read in conjunction with the risk factors previously disclosed in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 29, 2022.

We may fail to meet the Nasdaq continuous listing criteria and Nasdaq may delist our common stock from its exchange, which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.

We received written notification from Nasdaq, dated June 17, 2022, indicating that because the closing bid price of our common stock for 30 consecutive business days, from May 5, 2022 to June 16, 2022, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, the Company was not in compliance with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) (the “Nasdaq Minimum Price Requirement”). Pursuant to the Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance is 180 days, or December 14, 2022. In order to regain compliance, our common stock would need to maintain a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days prior to December 14, 2022. In the event we have not regained compliance by that date, we expect to apply for an additional 180-day compliance period with respect to the minimum bid price requirement. To be eligible for the extension, we also intend to provide written notice of our intention to cure the deficiency during the additional compliance period by effecting a reverse stock split, if necessary.

However, even if we receive the additional compliance period, we may still be unable to meet the minimum bid price requirement within that additional 180-day period, we may be unable to complete a reverse stock split, if necessary, and we may be unable to meet other applicable Nasdaq listing requirements, including maintaining minimum levels of stockholders’ equity or market values of our common stock, in which case our common stock could be delisted. If our common stock were to be delisted, the liquidity of our common stock would be adversely affected, and the market price of our common stock could decrease. In addition, the delisting of our common stock from a national exchange would have a material adverse effect on our access to capital markets, and any limitation on market liquidity or reduction in the price of our common stock as a result of that delisting could materially adversely affect the Company’s ability to raise capital on terms acceptable to the Company, or at all.

As the trading price of our common stock and the trading price of the securities of companies involved in the shipping industry continue to experience volatility, we cannot guarantee that we will continue to be compliant with the applicable Nasdaq continuous listing requirements. To the extent that we were to fall out of compliance with these Nasdaq requirements in the future, we intend to take any additional steps necessary to regain compliance, including but not limited to, conducting a reverse stock split.

If we are unable to regain compliance, our common stock may be suspended or delisted at the discretion of Nasdaq. If a suspension or delisting of our common stock were to occur, there would be significantly less liquidity in the suspended or delisted common stock. In addition, our ability to raise additional capital through equity or debt financing would be greatly impaired. There can be no assurance that we will regain compliance with the minimum bid price requirement and, if we regain compliance, there can be no assurance that we will maintain compliance in the future.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock, preferred stock or other securities. In addition, we may elect to sell one or more of our vessels or vessel-owning subsidiaries, conduct a spinoff of such vessels or subsidiaries, or contribute such vessels or vessel-owning subsidiaries to a joint venture, master limited partnership or other entity on terms with which you do not agree.

In order to raise additional capital, including to support our growth plans, or in connection with equity awards, strategic transactions or otherwise, we expect in the future to offer additional common stock, preferred stock, including Series A Preferred Stock, or other securities convertible into or exchangeable for our common stock, including convertible debt. We expect that a significant component of the financing for the planned expansion of our fleet will be through equity offerings. We cannot predict the size of future issuances or sales of our common stock, preferred stock or other securities, including those made in connection with future capital raising activities or acquisitions, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock, preferred stock or other equity-linked securities, or announcement that such issuance and sales may occur, could adversely affect the market price of our common stock and our Series A Preferred Stock. In addition, we cannot assure you that we will be able to make future sales of our common stock, preferred stock or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors, and investors purchasing stocks or other securities in the future could have rights that are superior to existing stockholders and stockholders investing in this offering. The issuance of additional common stock, preferred stock or other securities could adversely impact the trading price of our common stock.

Any such capital raising transactions may be at the Imperial Petroleum Inc. or subsidiary level, to which interests in certain vessels in our fleet and rights to receive related cash flows would be transferred, as well as other capital raising alternatives available to us at that particular time. In addition, we may elect to sell one or more of our vessels or vessel-owning subsidiaries, conduct a spinoff of such vessels or subsidiaries, or contribute such vessels or vessel-owning subsidiaries to a joint venture, master limited partnership or other entity on terms with which you do not agree. Any such transfer may reduce our asset base and our rights to cash flows related to the transferred assets. If we contribute assets to a joint venture or master limited partnership, the joint venture or master limited partnership may be owned by or issue equity securities to public or private investors, and as part of any spin-off of assets we may be required to distribute a portion of such assets to holders of outstanding warrants pursuant to the terms of such warrants, thereby reducing our percentage interest in such assets and in the related cash flows.

Our senior secured credit facilities contain, and other future financing arrangements may contain, restrictive covenants that may limit our liquidity and corporate activities.

Our senior secured credit facilities impose, and other future financing arrangements may impose, operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends; and

•	make capital expenditures.

Our credit facilities require us to maintain specified financial ratios, satisfy financial covenants and contain cross-default clauses. In addition, our credit facilities include restrictions on the payment of dividends in amounts exceeding 50% of our free cash flow for the last four consecutive quarters without the lenders’ consent.

Under the terms of certain of our credit facilities, if certain members of the Vafias family cease to own at least 20% of our outstanding common stock or voting rights, cease to be involved in the management and control of Imperial Petroleum, including Harry Vafias serving as Chief Executive Officer, or cease to control the conduct of the business of Imperial Petroleum, it would constitute a change of control or event of default under those credit facilities and the lenders would have the right to require us to repay all amounts outstanding thereunder. In such an event, we would have to seek to refinance such amounts, which may be difficult to do on similar terms or at all.

Our manager, Stealth Maritime, has also provided the lenders with an undertaking to continue to provide us with management services, not subcontract or delegate commercial or technical management of the vessels and to subordinate all claims against us to the claims of our lenders, the security trustee and applicable hedge counterparties, and its failure to comply with such undertaking would be an event of default under our 2021 DNB Senior Secured Credit Facility.

As a result of the restrictions in our senior secured credit facilities, or similar restrictions in our future financing arrangements, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours, and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interest which may adversely impact our revenues, results of operations and financial condition.

A failure by us to meet our payment and other obligations, including our financial covenants and collateral coverage requirement, or our manager to comply with its undertaking to our lenders thereunder, could lead to defaults under our secured loan agreements. Our lenders could then accelerate our indebtedness and foreclose on our fleet. The loss of our vessels would mean we could not run our business.

The superior voting rights of our Series B preferred stock may limit the ability of our common stockholders to control or influence corporate matters, and the interests of the holder of such shares could conflict with the interests of common stockholders

While our shares of common stock have one vote per share, each of our 16,000 shares of Series B preferred stock currently outstanding has 25,000 votes per share; however, the voting power of the Series B preferred stock is limited such that no holder of Series B preferred stock may exercise voting rights pursuant to any Series B preferred stock that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of stockholders of the Company to exceed 49.99% of the total number of votes eligible to be cast on such matter. The Series B preferred stock, however, have no dividend rights or distribution rights, other than the right upon dissolution to receive a payment equal to the par value per of $0.01 per share.

As of the date of this report on Form 6-K, our Chairman and Chief Executive Officer can therefore control 49.99% of the voting power of our outstanding capital stock. Our Chairman and Chief Executive Officer will have substantial influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and significant corporate transactions, even though he owns significantly less than 50% of the Company economically.

The superior voting rights of our Series B preferred stock may limit our common stockholders’ ability to influence corporate matters. The interests of the holder of the Series B preferred stock may conflict with the interests of our common stockholders, and as a result, the holders of our capital stock may approve actions that our common stockholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common stock.

Our restated articles of incorporation and amended and restated bylaws contain anti-takeover provisions that may discourage, delay or prevent (1) our merger or acquisition and/or (2) the removal of incumbent directors and officers and (3) the ability of public stockholders to benefit from a change in control.

Our restated articles of incorporation and amended and restated bylaws contain certain anti-takeover provisions. These provisions include blank check preferred stock, including preferred stock with superior voting rights, such as the Series B preferred stock, the prohibition of cumulative voting in the election of directors, a classified Board of Directors, advance written notice for stockholder nominations for directors, removal of directors only for cause, advance written notice of stockholder proposals for the removal of directors and limitations on action by stockholders. These anti-takeover provisions, either individually or in the aggregate, may discourage, delay or prevent (1) our merger or acquisition by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest, (2) the removal of incumbent directors and officers, and (3) the ability of public stockholders to benefit from a change in control. These anti-takeover provisions could substantially impede the ability of stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and stockholders’ ability to realize any potential change of control premium.

Issuance of preferred stock, such as our Series B preferred stock, may adversely affect the voting power of our common stockholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Our restated articles of incorporation authorize our board of directors to issue preferred stock in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without stockholders’ approval. Our board of directors has issued, and may in the future issue, preferred stock with voting rights superior to those of the common stock, such as the Series B preferred stock. If our board of directors determines to issue preferred stock, such issuance may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. This could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and our stockholders’ ability to realize any potential change of control premium.

Charter rates for dry bulk vessels are volatile and may decrease in the future, which may adversely affect our results of operations and financial condition.

The dry bulk shipping industry continues to be cyclical with high volatility in charter rates and profitability among the various types of dry bulk vessels. In 2021, charter rates for dry bulk vessels increased significantly from lower levels that prevailed during previous years. The Baltic Dry Index, or the “BDI”, an index published by The Baltic Exchange of shipping rates for key dry bulk routes, declined in 2020, principally as a result of the global economic slowdown caused by the COVID-19 pandemic. However, strong global growth and increased infrastructure spending has led to a rise in demand for commodities, which combined with a historically low orderbook and port delays and congestion, resulted in an increase in BDI in 2021 and the first half of 2022, before moderating and declining in the second half of 2022.

The factors affecting the supply and demand for drybulk vessels are outside of our control and are difficult to predict. As a result, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for drybulk vessel capacity include:

•	demand for and production of drybulk products;

•	supply of and demand for energy resources and commodities

•	the COVID-19 pandemic and related factors;

•

global and regional economic and political conditions, including weather, natural or other disasters (including the COVID-19 pandemic), armed conflicts (including the Ukraine conflict), terrorist activities and strikes;

•	environmental and other regulatory developments;

•	the location of regional and global exploration, production and manufacturing facilities and the distance drybulk cargoes are to be moved by sea;

•	changes in seaborne and other transportation patterns including shifts in the location of consuming regions for energy resources, commodities, and transportation demand for drybulk transportation;

•	international sanctions, embargoes, import and export restrictions, nationalizations and wars, including the conflict in Ukraine;

•	natural disaster and weather

•	trade disputes or the imposition of tariffs on various commodities or finished goods tariffs on imports and exports that could affect the international trade; and

•	currency exchange rates.

Factors that influence the supply of drybulk vessel capacity include:

•	the size of the newbuilding orderbook;

•	the prevailing and anticipated freight rates which in turn affect the rate of newbuilding;

•	availability of financing for new vessels;

•

the number of newbuild deliveries, including slippage in deliveries, which, among other factors, relates to the ability of shipyards to deliver newbuilds by contracted delivery dates and the ability of purchasers to finance such newbuilds;

•	the scrapping rate of older vessels, depending, amongst other things, on scrapping rates and international scrapping regulations;

•	the COVID-19 pandemic and related factors, including port lockdowns, higher crew cost and travel restrictions imposed by governments around the world;

•	port and canal congestion;

•	the speed of vessel operation which may be influenced by several reasons including energy cost and environmental regulations;

•	sanctions;

•	the number of vessels that are in or out of service, delayed in ports for several reasons, laid-up, dry docked awaiting repairs or otherwise not available for hire, including due to vessel casualties;

•	changes in environmental and other regulations that may limit the useful lives of vessels or effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and

•	ability of the Company to maintain ESG practices acceptable to customers, regulators and financing sources.

Factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions. We anticipate that the future demand for our drybulk vessels and, in turn, drybulk charter rates, will be dependent, among other things, upon economic growth in the world’s economies, seasonal and regional changes in demand, changes in the capacity of the global drybulk vessel fleet and the sources and supply of drybulk cargo to be transported by sea. A decline in demand for commodities transported in drybulk vessels or an increase in supply of drybulk vessels could cause a significant decline in charter rates, which could materially adversely affect our business, financial condition and results of operations. There can be no assurance as to the sustainability of future economic growth, if any, due to unexpected demand shocks.

Forward-Looking Statements

Matters discussed in this report may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, or impact or duration of the COVID-19 pandemic or the conflict in Ukraine, and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements in this report are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we assure you that it will achieve or accomplish these expectations, beliefs or projections. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the impact of the COVID-19 pandemic and efforts throughout the world to contain its spread, the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, supply and demand for oil and oil products, charter counterparty performance, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydockings, shipyard performance, changes in our operating expenses, including bunker prices, drydocking and insurance costs, ability to obtain financing and comply with covenants in our financing arrangements, or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, the conflict in Ukraine and related sanctions, potential disruption of shipping routes due to accidents and political events or acts by terrorists. Risks and uncertainties are further described in the Annual Report and other reports we file with the U.S. Securities and Exchange Commission.

IMPERIAL PETROLEUM INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Index to unaudited interim condensed consolidated financial statements

Imperial Petroleum Inc.

Unaudited interim condensed consolidated balance sheets

As of December 31, 2021 and September 30, 2022

(Expressed in United States dollars)

	As of December 31, 2021	As of September 30, 2022
Assets
Current assets
Cash and cash equivalents	3,389,834	62,435,080
Time deposits	—	30,000,000
Restricted cash	451,225	1,942,773
Receivable from related parties (Note 3)	355,023	571,233
Trade and other receivables	1,400,275	4,700,641
Other current assets (Note 9)	—	336,049
Inventories	258,846	7,135,008
Advances and prepayments	150,544	455,133

Total current assets	6,005,747	107,575,917

Non current assets
Vessels, net (Note 4)	119,962,984	211,425,582
Restricted cash	2,500,000	3,100,000

Total non current assets	122,462,984	214,525,582

Total assets	128,468,731	322,101,499

Liabilities and net parent investment
Current liabilities
Trade accounts payable	1,430,251	6,240,355
Payable to related party (Notes 3)	1,119,055	1,928,940
Accrued liabilities	486,674	1,555,051
Customer deposits	368,000	—
Deferred income	482,321	2,179,501
Current portion of long-term debt (Note 5)	4,747,616	6,916,798

Total current liabilities	8,633,917	18,820,645

Non current liabilities

Long-term debt (Note 5)	23,088,971	35,429,878

Total non current liabilities	23,088,971	35,429,878

Total liabilities	31,722,888	54,250,523

Commitments and contingencies (Note 10)
Stockholders’ equity
Capital stock, 2,000,000,000 shares authorized at December 31, 2021 and September 30, 2022, 4,775,272 shares issued and outstanding at December 31, 2021 and 190,254,034 shares issued and outstanding at September 30, 2022 (Note 7)	47,753	1,902,540
Preferred stock, 200,000,000 Series A preferred shares authorized at December 31, 2021 and September 30, 2022 and 795,878 issued and outstanding at December 31, 2021 and September 30, 2022 (Note 7)	7,959	7,959
Additional paid-in capital	97,161,688	250,657,067
(Accumulated deficit) / Retained earnings	(471,557)	15,283,410

Total stockholders’ equity	96,745,843	267,850,976

Total liabilities and stockholders’ equity	128,468,731	322,101,499

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Imperial Petroleum Inc.

Unaudited interim condensed consolidated statements of operations

(Expressed in United States dollars)

	For the nine-month periods ended September 30,
	2021	2022
Revenues
Revenues (Note 9)	13,356,055	59,105,174

Total revenues	13,356,055	59,105,174

Expenses
Voyage expenses	2,496,846	22,577,358
Voyage expenses – related party (Note 3)	166,552	731,919
Vessels’ operating expenses	5,570,003	9,907,069
Vessels’ operating expenses – related party (Note 3)	66,000	95,500
Management fees – related party (Note 3)	394,485	648,760
General and administrative expenses	—	672,020
General and administrative expenses – related party (Note 3)	291,801	167,737
Depreciation (Note 4)	6,505,997	8,309,572

Total expenses	15,491,684	43,109,935

(Loss)/Income from operations	(2,135,629)	15,995,239

Other (expenses) / income
Interest and finance costs	(7,108)	(726,736)
Interest income	7	446,034
Foreign exchange (loss)/gain	(14,300)	40,430

Other expenses, net	(21,401)	(240,272)

Net (loss)/income	(2,157,030)	15,754,967

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Imperial Petroleum Inc.

Unaudited interim condensed consolidated statements of stockholders’ equity

(Expressed in United States dollars)

	Capital stock		Preferred stock
	Number	Amount	Number	Amount	Additional	Accumulated	Former Parent Company Investment	Total
	of Shares (Note 7)	(Note 7)	of Shares (Note 7)	(Note 7)	Paid-in Capital (Note 7)	Deficit
Balance, December 31, 2020	—	—	—	—	—	—	134,061,923	134,061,923

Net decrease in former Parent Company investment	—	—	—	—	—	—	(9,108,825)	(9,108,825)
Net loss	—	—	—	—	—	—	(2,157,030)	(2,157,030)

Balance, September 30, 2021	—	—	—	—	—	—	122,796,068	122,796,068

	Capital stock		Preferred stock
	Number	Amount	Number	Amount	Additional	(Accumulated	Former Parent Company Investment	Total
	of Shares (Note 7)	(Note 7)	of Shares (Note 7)	(Note 7)	Paid-in Capital (Note 7)	Deficit)/ Retained Earnings
Balance, December 31, 2021	4,775,272	47,753	795,878	7,959	97,161,688	(471,557)	—	96,745,843

Issuance of common stock (including the exercise of warrants) net of issuance costs	185,478,762	1,854,787	—	—	154,801,116	—	—	156,655,903
Net income	—	—	—	—	—	15,754,967	—	15,754,967
Dividends declared on preferred shares	—	—	—	—	(1,305,737)	—	—	(1,305,737)

Balance, September 30, 2022	190,254,034	1,902,540	795,878	7,959	250,657,067	15,283,410	—	267,850,976

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Imperial Petroleum Inc.

Unaudited interim condensed consolidated statements of cash flows

(Expressed in United States dollars)

	For the nine-month periods ended September 30,
	2021	2022
Cash flows from operating activities:
Net (loss)/income	(2,157,030)	15,754,967
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	6,505,997	8,309,572
Amortization of deferred finance charges	—	39,589
Changes in operating assets and liabilities: (Increase)/decrease in
Trade and other receivables	(194,597)	(3,300,366)
Other current assets	173,930	(336,049)
Inventories	(414,521)	(6,876,162)
Advances and prepayments	28,698	(304,589)
Increase/(decrease) in
Trade accounts payable	1,123,831	4,810,104
Balances with related parties	(1,473,000)	1,164,908
Accrued liabilities	(31,221)	1,068,377
Deferred income	9,219	1,697,180

Net cash provided by operating activities	3,571,306	22,027,531

Cash flows from investing activities:
Acquisition and improvement of vessels	(142,600)	(99,772,170)
Increase in bank time deposits	—	(30,000,000)
Advances to affiliate	—	(571,233)

Net cash used in investing activities	(142,600)	(130,343,403)

Cash flows from financing activities:
Net transfers to former Parent Company	(9,108,825)	—
Proceeds from underwritten offerings	—	167,574,514
Stock issuance costs	—	(10,918,611)
Deferred finance charges paid	—	(127,500)
Customers deposits paid	(500,000)	(368,000)
Dividends paid on preferred shares	—	(1,305,737)
Loan repayments	—	(2,402,000)
Proceeds from long-term debt	—	17,000,000

Net cash (used in)/provided by financing activities	(9,608,825)	169,452,666

Net (decrease)/increase in cash, cash equivalents and restricted cash	(6,180,119)	61,136,794
Cash, cash equivalents and restricted cash at the beginning of the year	7,616,555	6,341,059

Cash, cash equivalents and restricted cash at the end of the period	1,436,436	67,477,853

Supplemental cash flow information:
Interest paid	—	305,317
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	1,436,436	62,435,080
Restricted cash – Current assets	—	1,942,773
Restricted cash – Non current assets	—	3,100,000

Total cash, cash equivalents and restricted cash shown in the statements of cash flows	1,436,436	67,477,853

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Imperial Petroleum Inc. Predecessor

Notes to the unaudited interim condensed consolidated financial statements

(Expressed in United States dollars)

1.	General Information and Basis of Presentation

Imperial Petroleum Inc. (“Imperial”) was formed by StealthGas Inc (the “former Parent Company”) on May 14, 2021 under the laws of the Republic of the Marshall Islands. Initial share capital of Imperial consisted of 500 common shares. StealthGas Inc. separated its crude and product tankers by transferring to Imperial its interest in Clean Power Inc., MR Roi Inc., King of Hearts Inc. and Tankpunk Inc. (the “Subsidiaries”), each owning one tanker. The transfer was completed on November 10, 2021 in exchange for 4,774,772 newly issued common shares and 795,878 Series A 8.75% Preferred Shares (the “Series A Preferred Shares”) in Imperial. On December 3, 2021, StealthGas Inc. distributed the 4,775,272 common shares and 795,878 8.75% Series A Preferred Shares (with a liquidation preference of $25.00 per share) in Imperial to holders of StealthGas Inc.’s common stock on a pro rata basis (the “Spin-Off”).

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Imperial and its wholly owned subsidiaries (collectively, the “Company”). For the nine-month period ended September 30, 2021, the accompanying financial statements reflect the financial position and results of the carve-out operations of the Subsidiaries that were contributed to Imperial.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, for interim financial information. Accordingly, they do not include all the information and notes required by U.S. GAAP for complete financial statements. These unaudited interim condensed consolidated financial statements have been prepared on the same basis and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2021 included in the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 29, 2022 (the “2021 Consolidated Financial Statements”) and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. Operating results for the nine months ended September 30, 2022 are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2022.

The consolidated balance sheet as of December 31, 2021 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

At September 30, 2022, the Company’s fleet was comprised of 9 vessels consisting of 5 medium range (M.R.) type product tankers, 2 Suezmax crude oil tankers, 1 Aframax crude oil tanker and 1 handysize drybulk carrier providing worldwide marine transportation services under long, medium or short-term charters.

The Company’s vessels are managed by Stealth Maritime Corporation S.A. (the “Manager”), a company controlled by members of the family of the Company’s Chief Executive Officer. The Manager, a related party, was incorporated in Liberia and registered in Greece on May 17, 1999 under the provisions of law 89/1967, 378/1968 and article 25 of law 27/75 as amended by article 4 of law 2234/94. (See Note 3).

At September 30, 2022, the 9 subsidiaries included in the Company’s unaudited interim condensed consolidated financial statements were:

Company	Date of Incorporation	Name of Vessel Owned by Subsidiary	Dead Weight Tonnage (“dwt”)	Acquisition Date
Clean Power Inc.	5/2/2007	Magic Wand	47,000	9/1/2008
MR Roi Inc.	5/2/2007	Clean Thrasher	47,000	27/2/2008
King of Hearts Inc.	17/3/2008	Falcon Maryam	46,000	14/7/2009
Tankpunk Inc.	6/1/2008	Stealth Berana	115,804	26/7/2010
Nirvana Product Trading Inc.	25/2/2022	Clean Nirvana	50,000	28/3/2022
Volume Jet Trading Inc.	25/2/2022	Clean Justice	47,000	31/5/2022
Intercontinental Crude and Product Enterprises Inc.	18/5/2022	Suez Enchanted	160,000	3/6/2022
Petroleum Trading and Shipping Inc.	21/4/2022	Suez Protopia	160,000	3/6/2022
Dry Bulk International Trading and Shipping Inc.	4/7/2022	Eco Bushfire	32,000	21/9/2022

Coronavirus Outbreak: On March 11, 2020, the World Health Organization declared the 2019 Novel Coronavirus (the “COVID-19”) outbreak a pandemic. In response to the outbreak, many countries, ports and organizations, including those where the Company conducts a large part of its operations, have implemented measures to combat the outbreak, such as quarantines and travel restrictions, which may continue to cause trade disruptions and volatility in the commodity markets. Although to date there has not been any significant effect on the Company’s operating activities due to 2019-nCoV, the extent to which a new wave of the 2019-nCoV will impact the Company’s results of operations and financial condition will depend on future developments, which are uncertain and cannot be predicted, including among others, new information which may emerge concerning the severity of the virus and the effectiveness of the actions taken to contain or treat its impact or any resurgence or mutation of the virus, the availability and effectiveness of vaccines and their global deployment. Accordingly, an estimate of the future impact cannot be made at this time.

Conflict in Ukraine:

As a result of the recent conflict in Ukraine, the EU, U.S. and other countries have imposed sanctions in response to Russian action. Although to date there has not been any significant effect on the Company’s operating activities, the extent to which this conflict and the imposed sanctions will impact the Company’s future results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. Accordingly, an estimate of the impact cannot be made at this time.

2.	Significant Accounting Policies

A discussion of the Company’s significant accounting policies can be found in the 2021 Consolidated Financial Statements. During the nine-month period ended September 30, 2022, the Company adopted the following accounting policies:

Offering costs

Expenses directly attributable to an equity offering are deferred and set off against the proceeds of the offering within paid-in capital, unless the offering is aborted, in which case they are written-off and charged to earnings.

Distinguishing Liabilities from Equity

The Company follows the provisions of ASC 480 “Distinguishing liabilities from equity” to determine the classification of certain freestanding financial instruments as either liabilities or equity. The Company in its assessment for the accounting of the warrants issued during the nine-month period ended September 30, 2022 (Note 7) has taken into consideration ASC 480 “Distinguishing liabilities from equity” and determined that the warrants should be classified as equity instead of liability. Upon exercise of the warrants, the holder is entitled to receive common shares. ASC 480 requires that a warrant which contains an obligation that may require the issuer to redeem the shares in cash, be classified as a liability and accounted for at fair value. No warrants are classified as liabilities.

3.	Transactions with Related Parties

The Manager provides the vessels with a wide range of shipping services such as chartering, technical support and maintenance, insurance, consulting, financial and accounting services, for a fixed daily fee of $440 per vessel operating under a voyage or time charter or $125 per vessel operating under a bareboat charter (the “Management fees”) and a brokerage commission of 1.25% on freight, hire and demurrage per vessel (the “Brokerage commissions”), as per the management agreement between the Manager and the Company. In addition, the Manager arranges for supervision onboard the vessels, when required, by superintendent engineers and when such visits exceed a period of five days in a twelve month period, an amount of $500 is charged for each additional day (the “Superintendent fees”).

The Manager also provides crew management services to the vessels Magic Wand, Clean Thrasher, Clean Justice, Suez Protopia, Suez Enchanted and Eco Bushfire. These services have been subcontracted by the Manager to an affiliated ship-management company, Hellenic Manning Overseas Inc. (ex. Navis Maritime Services Inc.). The Company pays to the Manager a fixed monthly fee of $2,500 per vessel for crew management services (the “Crew management fees”).

The Manager also acts as a sales and purchase broker for the Company in exchange for a commission fee equal to 1% of the gross sale or purchase price of vessels or companies. The commission fees relating to vessels purchased (“Commissions – vessels purchased”) are capitalized to the cost of the vessels as incurred.

In addition to management services, the Company reimburses the Manager for the compensation of its executive officers (the “Executive compensation”). Executive compensation for the nine-month period ended September 30, 2022 amounted to $167,737. Effective November 1, 2022, Executive compensation amounts to $33,000 per month.

In addition, for periods up to the Spin-Off, an allocation of general and administrative expenses incurred by StealthGas Inc. has been included in General and administrative expenses of the Company based on the number of calendar days the Company’s vessels operated under StealthGas Inc.’s fleet compared to the number of calendar days of the total StealthGas Inc. fleet. These expenses consisted mainly of executive compensation, office rent, investor relations and consultancy fees (the “General and administrative expenses – Former Parent”).

The current account balance with the Manager at September 30, 2022 was a liability of $1,928,940 (2021: $1,119,055). The liability mainly represents payments made by the Manager on behalf of the Company.

Furthermore, the current account balance with the seller of the vessel “Eco Bushfire” amounted to a receivable of $571,233 as of September 30, 2022 representing revenues collected by the seller on behalf of the Company.

The amounts charged by the Company’s related parties comprised the following:

		For the nine-month periods ended September 30,
Location in statement of operations		2021	2022
Management fees	Management fees – related party	394,485	648,760
Brokerage commissions	Voyage expenses – related party	166,552	731,919
Superintendent fees	Vessels’ operating expenses – related party	21,000	8,500
Crew management fees	Vessels’ operating expenses – related party	45,000	87,000
Executive compensation	General and administrative expenses	—	167,737
General and administrative expenses-Former Parent	General and administrative expenses	291,801	—
Commissions – vessels purchased	Vessels, net	—	983,000

On March 4, 2022, the Company entered into memoranda of agreement with companies affiliated with members of the family of the Company’s Chief Executive Officer for the acquisition of the vessels “Clean Nirvana” and “Clean Justice” for a total consideration of $31 million (Note 4). The vessels were delivered to the Company on March 28, 2022 and May 31, 2022, respectively.

On July 7, 2022, the Company entered into memoranda of agreement with companies affiliated with members of the family of the Company’s Chief Executive Officer for the acquisition of the vessels “Eco Bushfire” (Note 4) and “Eco Angelbay” for a total consideration of $39,000,000. The vessels were delivered to the Company on September 21, 2022 and October 19, 2022, respectively.

4.	Vessels, net

An analysis of vessels, net is as follows:

	Vessel Cost	Accumulated depreciation	Net book value
Balance as at January 1, 2022	$231,714,888	$(111,751,904)	$119,962,984

Acquisitions and improvements	99,772,170	—	99,772,170

Depreciation for the year	—	(8,309,572)	(8,309,572)

Balance as at September 30, 2022	$331,487,058	$(120,061,476)	$211,425,582

The additions during the nine-month period ended September 30, 2022 mainly relate to the acquisition of the vessels “Clean Nirvana” (Note 3), “Clean Justice” (Note 3), “Suez Enchanted”, “Suez Protopia” and “Eco Bushfire” (Note 3).

As of December 31, 2021 and September 30, 2022, the Company performed an impairment review of its vessels, due to prevailing conditions in the shipping industry. As undiscounted net operating cash flows exceeded each vessel’s carrying value, no impairment was recorded.

Vessels “Magic Wand”, “Clean Thrasher”, “Falcon Maryam”, “Stealth Berana”, “Clean Nirvana” and “Clean Justice” having a net book value amounting $144,078,064 as of September 30, 2022 have been provided as collateral to the Company’s bank loans (Note 5).

5.	Long-term Debt

Long-term debt consists of the following:

	As of December 31,	As of September 30,	Margin
	2021	2022
Term loans
Issued in November 2021 maturing in November 2026 (“term loan A”)	$28,000,000	$25,598,000	1.95%
Issued in September 2022 maturing in September 2026 (“term loan B”)	—	17,000,000	2.40%
Total long-term debt	28,000,000	42,598,000

Less: Deferred finance charges	163,413	251,324

Total long-term debt, net	27,836,587	42,346,676

Less: Current portion of long-term debt	4,804,000	7,004,000

Add: Current portion of deferred loan and financing arrangements issuance costs	56,384	87,202

Long-term debt, net	$23,088,971	$35,429,878

Details of term loan A are discussed in Note 5 of the 2021 Consolidated Financial Statements.

Term loan B is repayable in quarterly installments and a balloon payment at maturity and is secured by first priority mortgages over the vessels “Clean Nirvana” and “Clean Justice”, plus the assignment of the vessels’ insurances, earnings and operating and retention accounts with the lenders, and the guarantee of ship-owning companies, as owners of the vessels.

Term loan B contains financial covenants requiring the Company to ensure that:

•	the aggregate market value of the mortgaged vessels at all times exceeds 125% of the amounts outstanding as defined in the term loan,

•	the leverage of the Company (as defined in the loan agreement) should not exceed 70% of total assets,

•	the Interest Coverage Ratio of the Company which is EBITDA (as defined in the loan agreement) to interest expense to be at all times greater than 2.5:1,

During the nine-month period ended September 30, 2022 the Company repaid the amount of $2,402,000 in line with the amortization schedule of its term loans.

As of September 30, 2022 and December 31, 2021, the Company was in compliance with all financial debt covenants.

As of September 30, 2022, there were no undrawn amounts under the Company’s term loans.

For the nine-month periods ended September 30, 2021 and 2022 interest expense amounted to nil and $624,078, respectively, and the weighted average interest rate of the Company’s term loans was nil and 2.48%, respectively.

In November 2022, the Company entered into a loan agreement for an amount of up to $30.8 million related to the financing of its two Suezmax vessels, the Suez Protopia and the Suez Enchanted.

6.	Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents, time deposits, restricted cash, trade and other receivables, trade accounts payable, balances with related parties and accrued liabilities. The Company limits its credit risk with respect to accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its trade accounts receivable. The Company places its cash and cash equivalents and time deposits with high credit quality financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions.

Fair Value Disclosures: The Company has categorized assets and liabilities recorded at fair value based upon the fair value hierarchy specified by the guidance. The levels of fair value hierarchy are as follows:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The carrying values of cash and cash equivalents, restricted cash, trade and other receivables, trade accounts payable, balances with related parties and accrued liabilities are reasonable estimates of their fair value due to the short term nature of these financial instruments. Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities. The fair value of long term bank loans is estimated based on current rates offered to the Company for similar debt of the same remaining maturities. Their carrying value approximates their fair market value due to their variable interest rate. Variable interest rates are observable at commonly quoted intervals for the full terms of the loans and hence floating rate loans are considered Level 2 items in accordance with the fair value hierarchy.

7. Stockholders’ Equity

Details of the Company’s common stock and preferred stock are discussed in Note 8 of the 2021 Consolidated Financial Statements and are supplemented by the below new activities in the nine-month period ended September 30, 2022.

Common Shares:

i)	NASDAQ Notification

On June 17, 2022, the Company received a written notification from the NASDAQ Stock Market, indicating that because the closing bid price of the Company’s common stock for 30 consecutive business days, from May 5, 2022 to June 16, 2022, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was 180 days, or until December 14, 2022. The Company can cure this deficiency if the closing bid price of its common stock is $1.00 per share or higher for at least ten consecutive business days during the grace period. During this time, the Company’s common stock continues to be listed and trade on the Nasdaq Capital Market.

ii)	Equity Offerings

During the nine-month period ended September 30, 2022, the Company raised $167,574,514 in gross proceeds, or $156,655,903 in net proceeds, from underwritten public offerings and from the partial exercises of warrants issued in the underwritten public offerings (details are provided below).

In the first quarter of 2022, the Company completed an underwritten public offering for 11,040,000 of its common stock and 11,040,000 Class A Warrants, each exercisable for one share of common stock at a price per share of $1.25, including full exercise of the underwriter’s overallotment option. The Company also issued the underwriters of the offering 552,000 warrants (the “February 2022 Representative Purchase Warrants”), each exercisable for one share of common stock at a price per share of $1.375. The offering resulted in gross proceeds to the Company of $13,800,000. As of September 30, 2022, an aggregate of 10,997,000 Class A Warrants had been exercised for 10,997,000 shares of the Company’s common stock, resulting in gross proceeds to the Company of $13,746,250.

In March 2022, the Company completed an underwritten public offering, including the full exercise of the underwriter’s overallotment option, of 43,124,950 units for $1.60 per unit, each unit consisting of (i) one share of common stock of the Company (or pre-funded warrants, all of which were subsequently exercised for common stock, in the case of 3,900,000 units) and (ii) one Class B Warrant to purchase one share of common stock at an exercise price of $1.60 per share. The Company also issued 1,724,998 warrants to the representative of the underwriters (the “March 2022 Representative Purchase Warrants”) to purchase up to an aggregate of 1,724,998 share of common stock at an exercise price of $2.00 per share. The offering resulted in gross proceeds to the Company of $68,999,920. In June 2022, several existing holders of Class B Warrants exercised 31,150,000 outstanding Class B Warrants to purchase an aggregate of 31,150,000 shares of common stock for cash, at an exercise price reduced by the Company from $1.60 per share to $0.70 per share, resulting in gross proceeds to the Company of $21,805,000. The exercising holders also received an aggregate of 31,150,000 Class D Warrants to purchase up to an aggregate of 31,150,000 shares of common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. As of September 30, 2022, an aggregate of 31,322,950 Class B Warrants had been exercised for 31,322,950 shares of the Company’s common stock, resulting in gross proceeds to the Company of $22,081,720.

In May 2022, the Company completed an underwritten public offering, including the full exercise of the underwriter’s overallotment option, of 83,636,362 units for $0.55 per unit, each unit consisting of (i) one share of common stock of the Company and (ii) one Class C Warrant to purchase one share of common stock at an exercise price of $0.55 per share. The Company also issued 2,090,909 warrants to the representative of the underwriters (the “May 2022 Representative Purchase Warrants”) to purchase up to an aggregate of 2,090,909 share of common stock at an exercise price of $0.6875 per share. The offering resulted in gross proceeds to the Company of $45,999,999. As of September 30, 2022, an aggregate of 5,357,500 Class C Warrants had been exercised for 5,357,500 shares of the Company’s common stock, resulting in proceeds to the Company of $2,946,625.

As of September 30, 2022, the number of common shares that can potentially be issued under outstanding warrants are:

Warrant	Shares to be issued upon exercise of remaining warrants
Class A	43,000
Class B	11,802,000
Class C	78,278,862
Class D	31,150,000

Total	121,273,862

An aggregate of 4,367,907 additional common shares are potentially issuable upon exercise of the February 2022, March 2022 and May 2022 Representative Purchase Warrants.

Preferred Shares:

Aggregate dividends of $1.3 million were paid on the Company’s 795,878 Series A Preferred Shares during the nine months ended September 30, 2022.

On October 21, 2022, the Company entered into a stock purchase agreement and issued 16,000 shares of its newly-designated Series B Preferred Shares, par value $0.01 per share, to its Chairman and Chief Executive Officer, Harry Vafias, considered a related party, in return for cash consideration of $200,000. The issuance of the Series B preferred shares was approved by an independent committee of the board of directors of the Company which received a fairness opinion from an independent financial advisor that the transaction was fair from a financial point of view to the Company. Each series B preferred share entitles the holder to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Company, provided however, that no holder of series B preferred shares may exercise voting rights pursuant to series B preferred shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Company. The holder of series B preferred shares shall have no special voting or consent rights and shall vote together as one class with the holders of the common shares on all matters put before the shareholders. The series B preferred shares are not convertible into common shares or any other security, are not redeemable and have no dividend rights. Upon any liquidation, dissolution or winding up of the Company, the series B preferred shares will rank pari-passu with the common shareholders and shall be entitled to receive a payment equal to the par value of $0.01 per share. The Series B preferred holder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

8.	Earnings/(Loss) per share

The Company calculates basic and diluted loss per share as follows:

	For the nine-month periods ended September 30,
	2021	2022
Numerator
Net (loss)/income	(2,157,030)	15,754,967
Less: Cumulative dividends on Series A Preferred Shares	—	(1,305,737)

Net (loss)/income attributable to common shareholders, basic and diluted	(2,157,030)	14,449,230

Denominator

	For the nine-month periods ended September 30,
	2021	2022
Weighted average number of shares outstanding, basic and diluted	4,775,272	107,469,610

(Loss) / Earnings per share, basic and diluted	(0.45)	0.13

For the nine-month period ended September 30, 2022, securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS, because to do so would have anti-dilutive effect, are any incremental shares of unexercised warrants, calculated with the treasury stock method. As of September 30, 2022, the aggregate number of unexercised warrants were 125,641,769 including Representative Purchase Warrants (Note 7). There were no dilutive shares for the nine-month period ended September 30, 2021. The reported loss per common share calculations for the nine-month period ended September 30, 2021 give retroactive effect to the issuance of the common shares in connection with the Spin-Off (Note 1) as of January 1, 2021.

9.	Revenues

The amounts in the accompanying unaudited interim condensed consolidated statements of operations are analyzed as follows:

	For the nine-month periods ended September 30,
	2021	2022
Time charter revenues	8,287,122	12,310,030
Bareboat revenues	2,011,099	1,906,328
Voyage charter revenues	2,905,683	44,337,142
Other income	152,151	551,674

Total	13,356,055	59,105,174

The amount of revenue earned as demurrage relating to the Company’s voyage charters for the nine-month periods ended September 30, 2021 and 2022 was $0.8 million and $3.8 million, respectively and is included within “Voyage charter revenues” in the above table.

As of December 31, 2021 and September 30, 2022, receivables from the Company’s voyage charters amounted to $0.5 million and $2.8 million, respectively.

As of December 31, 2021 and September 30, 2022, the Company recognized nil and $336,049, respectively, of contract fulfillment costs which mainly represent bunker expenses incurred prior to commencement of loading relating to the Company’s voyage charters. These costs are recorded in “Other current assets” in the unaudited interim condensed consolidated balance sheets.

As of December 31, 2021 and September 30, 2022, revenues relating to undelivered performance obligations of the Company’s voyage charters amounted to nil and $5.9 million, respectively. The Company recognized the undelivered performance obligation as of September 30, 2022 as revenues in the fourth quarter of 2022. $0.9 million of the undelivered performance obligation has been collected as of September 30, 2022.

10.	Commitments and Contingencies

•

From time to time the Company expects to be subject to legal proceedings and claims in the ordinary course of its business, principally relating to personal injury and property casualty claims. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. Currently, the Company is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying unaudited condensed consolidated financial statements.

•

Future minimum contractual charter revenues, gross of commissions, based on vessels committed to non-cancellable time charter contracts as of September 30, 2022, amount to $6,997,000 during the twelve months ending September 30, 2023 and nil during the twelve months ending September 30, 2024.

11.	Subsequent Events

On November 21, 2022, the Company granted a total of $1,000,000 worth of shares of its common stock to its CEO under its 2021 Equity Compensation Plan. The number of shares granted was calculated based on the closing price of the Company’s share at the grant date. As a result, a total of 2,857,142 were issued. 50% of the shares granted vest on July 17, 2023 and the remaining 50% vest on July 15, 2024.

Exhibit 99.2

Up to $30,792,500

Secured Loan Agreement

Dated 25 November, 2022

(1)	Intercontinental Crude and Product Enterprises Inc.

Petroleum Trading and Shipping Inc.

(as Borrowers)

(2)	National Bank of Greece S.A.

(as Lender)

Contents

		Page
Section 1	Interpretation	2

1	Definitions and Interpretation	2

Section 2	The Loan	27

2	The Loan	27

3	Purpose	27

4	Conditions of Utilisation	27

Section 3	Utilisation	29

5	Advance	29

Section 4	Repayment, Prepayment and Cancellation	30

6	Repayment	30

7	Illegality, Prepayment and Cancellation	30

Section 5	Costs of Utilisation	34

8A	Rate Switch	34

8	Interest	35

9	Interest Periods	38

10	Changes to the Calculation of Interest	39

11	Fees	43

Section 6	Additional Payment Obligations	44

12	Tax Gross Up and Indemnities	44

13	Increased Costs	51

14	Other Indemnities	53

15	Mitigation by the Lender	55

16	Costs and Expenses	55

Section 7	Accounts and Application of Earnings	57

17	Accounts	57

18	Additional Security	58

Section 8	Representations, Undertakings and Events of Default	61

19	Representations	61

20	Information Undertakings	68

21	Financial Covenants	71

22	General Undertakings	73

23	Events of Default	81

Section 9	Changes to Parties	88

24	Changes to the Lender and Hedge Counterparties	88

25	Changes to the Obligors	90

Section 10	Application of Proceeds and the Lender’s Business	91

26	Application of Proceeds	91

27	Conduct of Business by the Lender No provision of this Agreement will:	92

Section 11	Administration	93

28	Payment Mechanics	93

29	Set-Off	95

30	Notices	95

31	Calculations and Certificates	97

32	Partial Invalidity	97

33	Remedies and Waivers	97

34	Confidentiality	98

35	Counterparts	101

36	Joint and Several Liability	101

Section 12	Governing Law and Enforcement	103

37	Governing Law	103

38	Enforcement	103

Schedule 1	Part I Conditions Precedent	104
Part II Conditions Subsequent		108

Schedule 2	Utilisation Request	109

Schedule 3		110

Schedule 4	Compounded Rate Terms	111

1	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:	111

Schedule 5	Cumulative Compounded RFR Rate	114

Loan Agreement

Dated                             25 November 2022

Between:

(1)

Intercontinental Crude and Product Enterprises Inc. (“Borrower A”) and Petroleum Trading and Shipping Inc. (“Borrower B” and together with Borrower A, the “Borrowers”), each a company incorporated under the law of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960; and

(2)	National Bank of Greece S.A., acting through the Facility Office (the “Lender”).

Preliminary

The Lender has agreed to advance to the Borrowers an amount of up to thirty million seven hundred and ninety-two thousand five hundred dollars ($30,792,500) to provide liquidity to the Borrowers for the post – delivery financing of the Vessels.

It is agreed as follows:

Section 1 Interpretation

1	Definitions and Interpretation

1.1	Definitions In this Agreement:

“ISDA Master Agreement in 2002 Multi Currency – Cross Border” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“2018 Withdrawal Act” means the European Union (Withdrawal) Act 2018.

“2020 Withdrawal Act” means the European Union (Withdrawal Agreement) Act 2020.

“Account Holder” means, in respect of (a) the Retention Account and (b) the Earnings Account, the Lender acting through its Facility Office.

“Accounts” means the Earnings Account and the Retention Account.

“Account Security Deed” means a first priority account security deed in respect of all amounts from time to time standing to the credit of the Retention Account.

“Additional Business Day” means any day specified as such in the Compounded Rate Terms.

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Approved Shipbroker” means each of Cass Technava, Allied, MSI, MAERSK, GALBRAITHS, SEABORNE, FEARNLEYS, GOLDEN DESTINY, INTERMODAL and any other reputable, independent and first class firm of ship brokers approved in writing by the Lender in its sole discretion, as long as such ship brokers comply with the Lender’s internal requirements throughout the Facility Period.

“Assignments” means the first priority deeds of assignment of the Insurances, Earnings, Charters and Requisition Compensation of a Vessel from the Borrowers respectively and (if a Vessel is under a Bareboat Charter) the Bareboat Charterer, including (in the case of the Bareboat Charterer) agreements whereby its interests under the Bareboat Charter are subordinated to the interests of the Lender under the Mortgages and including a provision that the relevant Vessel will be deregistered under any dual registration in the name of a Bareboat Charterer (if applicable); and the first priority assignment of Insurances from the Managers contained in the Managers’ Undertakings and any other co-assured party under the Insurances.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 31 December 2022.

“Backstop Rate Switch Date” means the date (if any) specified as such in the Compounded Rate Terms, or any other date agreed as such between the Lender and the Borrowers.

“Balloon Amount” means Balloon A and Balloon B.

“Bareboat Charter” means any bareboat charter entered or to be entered on the terms and subject to the conditions acceptable to the Lender in its absolute discretion on which relevant Borrower has bareboat chartered relevant Vessel to a Charterer.

“Bareboat Charterer” means a Charterer who has entered or will enter into a Bareboat Charter with relevant Borrower acceptable to the Lender in its absolute discretion.

“Break Costs” means:

(a)	in respect of any Term Rate Tranche, the amount (if any) by which:

(i)

the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; or

(b)	in respect of any Compounded Rate Tranche, any amount specified as such in the Compounded Rate Terms.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Piraeus, Malta and New York and (in relation to (i) any date for payment or purchase of an amount relating to a Compounded Rate Tranche or (ii) the determination of the first day or the last day of any Interest Period for a Compounded Rate Tranche, or otherwise in relation to the determination of the length of such an Interest Period) which is an Additional Business Day for that Tranche or Unpaid Sum.

“BWTS” means the Ballast Water Treatment System spares up to the amount of USD578,225, as evidenced by MOA A, in respect of Vessel A.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Security Documents.

“Charter” means in respect of each Vessel, any Bareboat Charter of any duration, any time charter and/or any other contract of employment, with a period of duration of twelve (12) months or longer entered or to be entered into between the Borrowers (as owners) and a Charterer or Bareboat Charterer (as charterer) on the terms and subject to the conditions of which the Borrowers will charter the Vessels to a Charterer and/or a Bareboat Charterer, acceptable to the Lender in its absolute discretion and “Charters” means more than one of them.

“Charter Rights” means the benefit of the Charter and any and all Earnings due and/or to become due to the relevant Borrower under or pursuant to the Charter.

“Charterer” means, in respect of the Vessels, any charterer who has entered or will enter into a Charter with the relevant Borrower acceptable to the Lender in its absolute discretion.

“Code” means the US Internal Revenue Code of 1986.

“Commercial Manager” means Stealth Maritime or any other company which the Lender may approve from time to time as the commercial manager of the Vessel.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document (excluding always any Hedging Agreement or any Hedge Counterparty Accession Letter); and

(b)	relates to a Compounded Rate Tranche.

“Compounded Rate Supplement” means a document which:

(a)	is agreed in writing by the Borrowers and the Lender (in its own capacity);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

(c)	has been made available to the Borrowers and each Finance Party.

“Compounded Rate Terms” means in relation to:

(a)	a Tranche or an Unpaid Sum;

(b)	an Interest Period for such a Tranche or Unpaid Sum (or other period for the accrual of commission or fees); or

(c)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Tranche or Unpaid Sum,

the terms set out in Schedule 4 (Compounded Rate Terms) or in any Compounded Rate Supplement.

“Compounded Rate Tranche” means any Tranche or Unpaid Sum which is, or becomes, a “Compounded Rate Tranche” pursuant to Clause 8A (Rate Switch).

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Tranche, the percentage rate per annum which is the aggregate of:

(a)	the Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Credit Adjustment Spread.

“Compounding Methodology Supplement” means, in relation to the the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrowers and the Lender (in its own capacity);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Borrowers and each Finance Party.

“Confidential Information” means all information relating to any Obligor, any other member of the Group, the Finance Documents or the Loan of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Loan from any Obligor, any other member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 34 (Confidentiality); or

(b)	is identified in writing at the time of delivery as non-confidential by any Obligor, any other member of the Group or any of its advisers; or

(c)

is known by the Lender before the date the information is disclosed to it by any Obligor, any other member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with any Obligor or any other member of the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

“Credit Adjustment Spread” means, in respect of any Compounded Rate Tranche, any rate which is either:

(a)	specified as such in the Compounded Rate Terms; or

(b)	determined by the Lender (or by any other Finance Party which agrees to determine that rate in place of the Lender) in accordance with the methodology specified in the Compounded Rate Terms.

“CTA” means the Corporation Tax Act 2009.

Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Compounded Rate Tranche, the percentage rate per annum determined by the Lender (or by any other Finance Party which agrees to determine that rate in place of the Lender) in accordance with the methodology set out in Schedule 4 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the Compounded Rate Terms.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent or attorney or co-trustee appointed by the Lender as holder of any of the Security Documents.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Drawdown Date” means the date on which the Loan is advanced under Clause 5 (Advance).

“Earnings” means all hires, freights, passage moneys, pool income and other sums payable to or for the account of a Borrower and/or the Charterer (in case of a Bareboat Charter) in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.

“Earnings Accounts” means the bank accounts opened or to be opened in the name of the Borrowers with the Account Holder and designated “Intercontinental Crude and Product Enterprises Inc. – Earnings Account” and “Petroleum Trading and Shipping Inc. – Earnings Account”.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and a Vessel, any Obligor, any operator or manager of a Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any Obligor, any operator or manager of a Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility Office” means the Lender’s office at 2, Bouboulinas Street & Akti Miaouli, Vati Building, 185 35, Piraeus, Greece.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Obligors have ceased to be under any further actual or contingent liability to the Lender under or in connection with the Finance Documents.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Documents” means this Agreement, any Hedging Agreement, any Reference Rate Supplement, any Compounding Methodology Supplement, the Security Documents, the Side Letter, any Compliance Certificate, the Utilisation Request and any other document designated as such by the Lender and the Borrowers.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not an Obligor or a member of the Group which liability would fall within one of the other sections of this definition or (ii) any liabilities of any Obligor or any other member of the Group relating to any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the end of the Facility Period or are otherwise classified as borrowings under GAAP;

(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).

“Funding Rate” means any individual rate notified by a Lender to the Borrowers pursuant to Clause 10.4 (Cost of funds).

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means the Borrowers, the Guarantor and any company which is a Subsidiary of the Guarantor during the Facility Period.

“Guarantee” means the guarantee and indemnity from the Guarantor.

“Guarantor” means Imperial Petroleum and (where the context permits) any other person acceptable to the Lender in its absolute discretion, who shall at any time during the Facility Period give to the Lender on its behalf a guarantee and/or indemnity for the payment of all or part of the Indebtedness.

“Hedge Break Amount” means, with respect to any termination or partial termination of a Hedging Agreement and as of any date of determination thereof, an amount calculated in relation to such Hedging Agreement then in effect as is or would be payable pursuant to section 6(e) of such Hedging Agreement in respect of such termination or partial termination of such Hedging Agreement only, as if a Borrower was the only Affected Party (as defined in such Hedging Agreement).

“Hedge Breakage Gain” means the absolute value of the Hedge Break Amount if such Hedge Break Amount is a negative number.

“Hedge Breakage Loss” means the Hedge Break Amount if such Hedge Break Amount is a positive number.

“Hedge Reduction Proceeds” means any Hedge Breakage Gain payable to a Borrower as a result of a reduction in the notional amount of one or more transactions under any Hedging Agreement to which it is a party in connection with a prepayment or cancellation under Clause 7 (Illegality, Prepayment and Cancellation).

“Hedging Agreement” means any master agreement, confirmation, transaction, schedule or other agreement entered into or to be entered into by a Borrower with the Lender for the purpose of hedging interest payable under this Agreement.

“Hedging Close-Out Liabilities” means, as at the relevant determination date, the aggregate of the net amounts in dollars which would be payable by a Borrower under each Hedging Agreement to which it is a party if all Hedging Agreements were terminated or closed out on such date, as certified by the Lender. To the extent that a net amount would be payable by the Lender if a Hedging Agreement were terminated or closed out on such date, the net amount payable by a Borrower in respect of such Hedging Agreement shall be deemed to be zero.

“Hedging Security Deeds” means first priority deeds of assignment of the Hedging Agreements from the Borrowers.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

“Imperial Petroleum” means Imperial Petroleum Inc., a company incorporated according to the law of the Republic of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents.

“Individual” means the person identified in the Side Letter.

“Information Memorandum” means the document in the form approved by the Borrowers which, at the Borrowers’ request and on their behalf, was prepared in relation to this transaction and distributed by the Lender to selected financial institutions before the date of this Agreement.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 8.2 (Payment of interest).

“Interest Period” means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Term Rate Tranche, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11.00 a.m. on the Quotation Day for dollars.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Companies” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“ITA” means the Income Tax Act 2007.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Opinion” means any legal opinion delivered to the Lender under Clause 4.1 (Initial conditions precedent to delivery of a Utilisation Request) or Clause 4.3 (Conditions subsequent).

“LIBOR” means, in relation to any Term Rate Tranche:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate; or

(c)

(if (i) no Screen Rate is available for the currency of the Loan or (ii) no Screen Rate is available for the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate)) the Reference Bank Rate,

as of 11.00 a.m. on the Quotation Day for dollars and for a period equal in length to the relevant Interest Period and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loan” means the aggregate amount of the Tranches advanced or to be advanced by the Lender to the Borrowers under Clause 2 (The Loan) or, where the context permits, the principal amount of the Tranches advanced and for the time being outstanding

“Lookback Period” means the number of days specified as such in the Compounded Rate Terms.

“Management Agreements” means:

(a)	the agreements for the commercial management of the Vessels entered or to be entered into between the Borrowers respectively and the Commercial Manager; and

(b)	the agreements for the technical management of the Vessels entered or to be entered into between the Borrowers respectively and the Technical Manager.

“Managers” means:

(a)	in relation to the commercial management of the Vessels, the Commercial Manager; and

(b)	in relation to the technical management of the Vessels, the Technical Manager.

“Managers’ Undertakings” means the written undertakings of the Managers in form and substance acceptable to the Lender whereby, throughout the Facility Period unless otherwise agreed by the Lender:

(a)	they will remain the commercial or technical managers of the Vessels (as the case may be);

(b)	they will not, without the prior written consent of the Lender, subcontract or delegate the commercial or technical management of the Vessel (as the case may be) to any third party;

(c)	the interests of the Managers in the Insurances will be assigned to the Lender with first priority; and

(d)	all claims of the Managers against the Borrowers shall be subordinated to the claims of the Lender under the Finance Documents.

“Mandatory Cost” means, in respect of the Lender, the cost to the Lender (as conclusively certified by it) of complying with any requirements of any competent authority or agency relating to monetary control and liquidity (including reserve asset and/or special deposit or liquidity requirements or other requirements having the same or a similar purpose whether or not having the force of law but with which it is customary to comply) in relation to making available the Loan.

“Margin” means two point fifty five per cent (2.55%) per annum.

“Market Disruption Rate” means the rate (if any) specified as such in the Compounded Rate Terms.

“Market Value” means the value of the Vessel determined by two or more (as the context may require) Approved Shipbrokers, one appointed by the Lender and the other appointed by the Borrowers on the basis of a sale which is free of any charter or any charter commitment and free of any Encumbrances for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and evidenced by valuations of the Vessel addressed to the Lender certifying a value for the Vessel.

“Material Adverse Effect” means in the opinion of the Lender a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or any member of the Group; or

(b)	the ability of the Borrowers and the Guarantor to perform their respective obligations under any Finance Document; or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

“Maximum Loan Amount” means the lesser of (a) thirty million seven hundred and ninety-two thousand five hundred dollars (USD30,792,500), and (b) the aggregate of Tranche A and Tranche B.

“MOAs” means MOA A and MOA B.

“MOA A” means the memorandum of agreement dated 19 May 2022 on the terms and subject to the conditions of which the seller sold the Vessel A to Borrower A.

“MOA B” means the memorandum of agreement dated 19 May 2022 on the terms and subject to the conditions of which the seller sold the Vessel B to Borrower B.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	other than where paragraph (b) below applies:

(i)

(subject to (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	If there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	If an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(ii)	in relation to an Interest Period for a Compounded Rate Tranche (or any other period for the accrual of commission or fees), the applicable Compounded Rate Terms shall apply.

The above rules will only apply to the last Month of any period.

“Mortgages” means first preferred Liberian mortgages over the Vessels.

“Obligors” means the Borrowers, the Guarantor, the Managers, any Sub-Manager or any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Obligor” means any one of them.

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury.

“Original Financial Statements” means the annual audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2021.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

“Party” means a party to this Agreement.

“Permitted Encumbrance” means:

(a)	any Encumbrance which has the prior written approval of the Lender or is in favour of the Lender;

(b)	any Encumbrance arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by an Obligor or any other member of the Group;

(c)

any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading the Vessel up to an aggregate amount at any time not exceeding $500,000 and which is discharged within 30 days.

“Prohibited Parties” means persons, entities or parties that are:

(a)	listed on, or owned or controlled by a person, entity or party listed on any Sanctions List; or

(b)

located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person, entity or party located in or organised under the laws of a country or territory that is the target of country-wide Sanctions, as applicable; or

(c)	located, berthed or anchored at prohibited ports; or

(d)	being otherwise a target of Sanctions; or

(e)	acting or purporting to act on behalf of any of the parties listed in paragraphs (a) and (b) above; or

(f)	with which the Lender is prohibited from dealing or otherwise engaging in any transaction pursuant to OFAC, United Nations, European Union and HMT Sanctions.

and “Prohibited Party” means any of them.

“Quasi-Security” has the meaning given to that term in Clause 22.1212 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined: for dollars) two Business Days before the first day of that period, unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Market (and if quotations would normally be given by leading banks in the Relevant Market on more than one day, the Quotation Day will be the last of those days).

“Quoted Tenor” means, in relation to the Screen Rate for a Term Reference Rate, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service.

“Rate Switch Date” means the earlier of:

(a)	the Backstop Rate Switch Date; and

(b)	any Rate Switch Trigger Event Date.

“Rate Switch Trigger Event” means in relation to the Screen Rate for the Term Reference Rate applicable to Term Rate Tranches:

(a)

(i)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(ii)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(b)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate for any Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate for that Quoted Tenor;

(c)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor;

(d)	the administrator of the Screen Rate or its supervisor publicly announces that the Screen Rate for any Quoted Tenor may no longer be used;

(e)	the supervisor of the administrator of the Screen Rate publicly announces or publishes information:

(i)

stating that the Screen Rate for any Quoted Tenor is no longer or, as of a specified future date, will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor); and

(ii)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication.

“Rate Switch Trigger Event Date” means:

(a)

in the case of an occurrence of a Rate Switch Trigger Event described in paragraph (a) of the definition of “Rate Switch Trigger Event”, the date on which the relevant Screen Rate ceases to be published or otherwise becomes unavailable;

(b)

in the case of an occurrence of a Rate Switch Trigger Event described in paragraphs (b), (c) or (d) of the definition of “Rate Switch Trigger Event”, the date on which the relevant Screen Rate for the relevant Quoted Tenor ceases to be published or otherwise becomes unavailable; and

(c)

in the case of an occurrence of a Rate Switch Trigger Event described in paragraph (e) of the definition of “Rate Switch Trigger Event”, the date on which the relevant Screen Rate for the relevant Quoted Tenor ceases to be representative of the underlying market and the economic reality that it is intended to measure (as determined by the supervisor of the administrator of such Screen Rate).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks in relation to LIBOR as either:

(a)	if:

(i)	the Reference Bank is a contributor to the applicable Screen Rate; and

(ii)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market.

“Reference Banks” means, in relation to LIBOR and the Mandatory Cost such banks as may be appointed by the Lender in its discretion.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Documents” means the Finance Documents, any Charter, the Management Agreements, any Sub-Management Agreements and each Obligor’s constitutional documents.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document to be executed by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Market” means:

(a)	prior to the Rate Switch Date, the London interbank market; and

(b)	on or after the Rate Switch Date, the market specified as such in the Compounded Rate Terms.

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 6 (Repayment).

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrowers under Clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in Clause 19.1.1 (Status) to Clause 19.1.7 (Insolvency), Clause 19.1.10 (No default) to Clause 19.1.19 (Pari passu ranking) and Clause 19.1.24 (Money laundering) to Clause 19.1.27 (Lender’s Guidelines and Regulations) (inclusive).

“Reporting Day” means the day (if any) specified as such in the Compounded Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the Compounded Rate Terms.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrowers and/or the Charterer (in case of a Bareboat Charter) as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired.

“Retention Account” means the bank account to be opened in the name of the Borrowers with the Account Holder and designated “Intercontinental Crude and Product Enterprises Inc. and Petroleum Trading and Shipping Inc. – Retention Account”.

“RFR” means the rate specified as such in the Compounded Rate Terms.

“RFR Banking Day” means any day specified as such in the Compounded Rate Terms.

“Sanctions” means any applicable sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)

imposed by law or regulation of the Hellenic Republic, the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America, whether or not any Obligor or any other member of the Group or any Affiliate is legally bound to comply with the foregoing; or

(b)

otherwise imposed by any law or regulation by which any Obligor or any other member of the Group or any Affiliate of any of them is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Obligor, or any other member of the Group or any Affiliate of any of them; or

(c)

otherwise imposed by the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, HMT, the Council of the European Union, the United Nations or its Security Council (together, the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, the Consolidated list of persons, groups and entities subject to European Union financial sanctions and the United Nations or any similar list issued or maintained or made public by any of the Sanctions Authorities, as applicable.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or the service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Secured Parties” means the Lender and any Receiver or Delegate.

“Security Documents” means the Mortgages, the Assignments, the Guarantee, the Account Security Deed, the Hedging Security Deeds, the Managers’ Undertakings, the Sub-Managers’ Undertakings (if applicable) or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Side Letter” means a side letter executed or to be executed by the Borrowers in form acceptable to the Lender in its absolute discretion.

“SMC” means a valid safety management certificate issued for the Vessels by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“Stealth Maritime” means Stealth Maritime Corp. S.A., a company incorporated under the laws of the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia.

“Subsidiary” means a subsidiary within the meaning of section 1162 of the Companies Act 2006.

“Sub-Management Agreements” means the agreements for the commercial and/or technical and/or manning management of the Vessels between the Managers and/or the Borrowers and the Sub-Managers.

“Sub-Managers” means the companies which have entered or will enter into an agreement for the technical and/or commercial and/or manning management of the Vessels with a Manager, and, if applicable, the Borrowers, in each case as the Lender may approve from time to time as the technical and/or commercial and/or manning sub-manager of the Vessels and “Sub-Manager” means any one of them.

“Sub-Managers’ Undertakings” means the written undertakings of the Sub-Managers in form and substance acceptable to the Lender whereby, throughout the Facility Period unless otherwise agreed by the Lender:

(a)	they will remain the commercial or technical or manning sub-managers of the Vessels (as the case may be);

(b)

they will not, without the prior written consent of the Lender, further subcontract or delegate the commercial or technical or manning sub-management of the Vessels (as the case may be) to any third party;

(c)	(if such Sub-Managers are co-assured under the Insurances) the interests of the Sub-Managers in the Insurances will be assigned to the Lender with first priority; and

(d)	all claims of the Sub-Managers against the Borrowers shall be subordinated to the claims of the Lender under the Finance Documents.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Manager” means Stealth Maritime or any other company which the Lender may approve from time to time as the technical manager of the Vessels.

“Term Rate Tranche” means any Tranche or, if applicable, Unpaid Sum which is not a Compounded Rate Tranche.

“Term Reference Rate” means LIBOR.

“Termination Date” means the date falling on the fifth anniversary of the Utilisation Date.

“Total Loss” means:

(a)	the destruction or abandonment or an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority; or

(c)

the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b)), unless that Vessels is released and returned to the possession of the relevant Borrower within 30 days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Tranche” means each of Tranche A and Tranche B.

“Tranche A” means an amount equal to the lesser of (a) 65% of the purchase price as per MOA A of Vessel A together with 65% of BWTS; (b) 65% of the Market Value of Vessel A evidenced by the valuations received by the Lender; and (c) the amount of fourteen million seven hundred seventy thousand dollars (USD14,770,000), advanced or to be advanced to the Borrowers by the Lender in respect of Vessel A or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding.

“Tranche B” means an amount equal to the lesser of (a) 65% of the purchase price of Vessel B, as such price has been determined in MOA B; (b) 65% of the Market Value of Vessel B evidenced by the valuations received by the Lender; and (c) the amount of sixteen million twenty two thousand and five hundred dollars (USD16,022,500), advanced or to be advanced to the Borrowers by the Lender in respect of Vessel B or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by any Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	an Obligor which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation Date” means the date on which the Tranches are simultaneously advanced under Clause 5 (Advance).

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (b), or imposed elsewhere.

“Vessels” means Vessel A and Vessel B.

“Vessel A” means the m.v. “SUEZ ENCHANTED” (IMO no. 9318084) registered under the flag of the Republic of Liberia in the ownership of Borrower A.

“Vessel B” means the m.v. “SUEZ PROTOPIA” (IMO no. 9380893) registered under the flag of the Republic of Liberia in the ownership of Borrower B.

1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:

1.2.1

the “Lender”, any “Borrower”, any “Secured Party” or any “Party” shall be construed so as to include its successors in title, permitted assignees and permitted transferees to, or of, its rights and/or obligations, under the Finance Documents;

1.2.2	“assets” includes present and future properties, revenues and rights of every description;

1.2.3

a Lender’s “cost of funds” in relation to its participation in a Tranche is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Tranche for a period equal in length to the Interest Period of that Tranche;

1.2.4

a “Finance Document”, a “Security Document”, a “Relevant Document” or any other agreement or instrument is a reference to that Finance Document, Security Document, Relevant Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

1.2.5

“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.6	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.7

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

1.2.8

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.9

a provision of law is a reference to that provision as amended or re-enacted, and, unless the context otherwise requires, any provision of retained EU law is a reference to that provision as it applies in England and Wales on and after IP completion day as the same may be amended, extended or re-enacted, from time to time; and references to “retained EU law” and “IP completion day” shall have the meanings set out in the European Union (Withdrawal) Act 2018 as amended by the European Union (Withdrawal Agreement) Act 2020;

1.2.10	a time of day (unless otherwise specified) is a reference to London time; and

1.2.11

the determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.3	Headings Section, Clause and Schedule headings are for ease of reference only.

1.4

Defined terms Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.6	Reference to a page or screen A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

1.6.1	any replacement page of that information service which displays that rate; and

1.6.2	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Borrowers.

1.7	Compounded Rate Supplement Any Compounded Rate Supplement overrides anything in:

1.7.1	Schedule 4 (Compounded Rate Terms); or

1.7.2	any earlier Compounded Rate Supplement.

1.8	Compounding Methodology Supplement A Compounding Methodology Supplement relating to the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

1.8.1	Schedule 5 (Cumulative Compounded RFR Rate);

1.8.2	any earlier Compounding Methodology Supplement.

1.9

Rate for a period equal in length The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.10	Currency symbols and definitions “$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.11	Third party rights

1.11.1

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.11.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.11.3	Any Receiver or Delegate may, subject to this Clause and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

1.12

Offer letter This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrower or its representatives before the date of this Agreement.

1.13	Contractual recognition of bail-in

1.13.1	In this Clause 1.13:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.13.2

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

1.14	Sanctions

1.14.1	In this Clause 1.14:

“Sanctions Provisions” means the representations and warranties given in Clause 19.1.25 (Sanctions) and the undertakings given in Clause 22.4. (Sanctions and Vessel trading) and Clause 22.27 (Sanctions).

1.14.2

The Sanctions Provisions shall only be given to the Lender to the extent that the making, the receiving of the benefit of and/or, where applicable, the repetition of these representations and warranties, and the compliance with these undertakings do not result in a violation of or conflict with:

(a)

any provision of Council Regulation (EC) 2271/1996 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom; or

(b)	the internal Anti-Money Laundering/Combating the Financing of Terrorism policy of the Lender.

Section 2 The Loan

2	The Loan

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrowers on a joint and several basis a term loan comprising both Tranches and not exceeding the Maximum Loan Amount.

3	Purpose

3.1	Purpose The Borrowers shall apply the Loan for the purpose referred to in the Preliminary.

3.2	Monitoring The Lender shall not be bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent to delivery of a Utilisation Request

The Lender will only be obliged to comply with Clause 5.3 (Lender’s compliance with the Utilisation Request) in relation to the advance of the Loan if on or before the Utilisation Date, the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.2	Further conditions precedent

4.2.1	The Lender will only be obliged to advance the Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default has occurred or would result from the advance of the Loan;

(b)	the representations made by the Borrowers under Clause 19 (Representations) are true;

(c)	the Loan shall not exceed the Maximum Loan Amount; and

(d)	no event or series of event has occurred since 5 October 2022 which is likely to have a Material Adverse Effect.

4.3

Conditions subsequent The Borrower undertakes to deliver or to cause to be delivered to the Lender within ten (10) days after the Utilisation Date the additional documents and other evidence listed in Part II of Schedule 1 (Conditions Subsequent) other than the evidence listed in Part I of Schedule 1, 2 (b) (Evidence of Borrowers’ title) which shall be delivered to the Lender on the date of registration of the Mortgage.

4.4

No waiver If the Lender in its sole discretion agrees to advance the Loan to the Borrowers before all of the documents and evidence required by Clause 4.1 (Initial conditions precedent to delivery of a Utilisation Request) and/or Clause 4.2 (Further Conditions Precedent) have been delivered to or to the order of the Lender, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Lender no later than five (5) days after the Utilisation Date or such other date specified by the Lender.

The advance of the Loan under this Clause 4.4 shall not be taken as a waiver of the Lender’s right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent to delivery of a Utilisation Request) and/or Clause 4.2 (Further Conditions Precedent).

4.5	Form and content All documents and evidence delivered to the Lender under this Clause shall:

4.5.1	be in form and substance acceptable to the Lender; and

4.5.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

4.6

Vessel specified References in Schedule 1 (Conditions Precedent and Subsequent) to “the Vessel” or to any person, document or date relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Utilisation Request or to any person, document or date relating to that Vessel respectively.

Section 3 Utilisation

5	Advance

5.1

Delivery of the Utilisation Request The Borrowers may request the Loan to be advanced by delivery to the Lender of a duly completed Utilisation Request not more than ten and not fewer than three Business Days (or such other period as approved by the Lender) before the proposed Utilisation Date.

5.2	Completion of the Utilisation Request A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1	it is signed by an authorised signatory of the Borrower;

5.2.2	the proposed Utilisation Date is a Business Day within the Availability Period; and

5.2.3	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3

Lender’s compliance with the Utilisation Request Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), the Lender shall comply with the Utilisation Request by advancing the Loan through the Facility Office.

5.4	Cancellation of undrawn amount The availability of the Loan shall be cancelled at the end of the Availability Period to the extent that it is undrawn at that time.

Section 4 Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment of Loan

The Borrowers shall repay each Tranche to the Lender as follows:

6.1.1

In respect of Tranche A by twenty (20) consecutive quarterly instalments (i) the first nineteen (1st-19th) such instalments, each in an amount equal to four hundred thousand dollars ($400,000), and (ii) the twentieth (20th) and final instalment of this Tranche in the sum of seven million one hundred and seventy thousand dollars ($7,170,000) (consisting of an instalment in an amount of four hundred thousand dollars ($400,000) and a balloon repayment in an amount equal to six million seven hundred and seventy thousand dollars ($6,770,000) (“Balloon A”); and

6.1.2

In respect of Tranche B by twenty (20) consecutive quarterly instalments (i) the first nineteen (1st-19th) such instalments, each in an amount equal to four hundred and thirty thousand dollars ($430,000), and (ii) the twentieth (20th) and final instalment of this Tranche in the sum of seven million eight hundred and fifty two thousand five hundred dollars ($7,852,500) (consisting of an instalment in an amount of four hundred and thirty thousand dollars ($430,000) and a balloon repayment in an amount equal to seven million four hundred and twenty two thousand and five hundred dollars ($7,422,500) (“Balloon B”);

the first instalment of each Tranche falling due three (3) calendar months from the Utilisation Date and subsequent instalments falling due at consecutive intervals of three (3) calendar months thereafter and with the final instalment for each Tranche falling due on the Termination Date.

6.2	Reduction of Repayment Instalments If the aggregate amount advanced to the Borrowers in respect of a Tranche is less than:

6.2.1	$14,770,000 in respect of Tranche A; and

6.2.2	$16,022,500 in respect of Tranche B,

the amount of each Repayment Instalment and the Balloon Amount in respect of the relevant Tranche shall be reduced pro rata to the amount actually advanced.

6.3	Reborrowing The Borrowers may not re-borrow any part of a Tranche which is repaid.

7	Illegality, Prepayment and Cancellation

7.1

Illegality If in any applicable jurisdiction it becomes unlawful (other than by reason of Sanctions) for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

7.1.1	the Lender shall promptly notify the Borrowers upon becoming aware of that event;

7.1.2	upon the Lender notifying the Borrowers, the availability of the Loan will be immediately cancelled; and

7.1.3

the Borrowers shall repay each Tranche on the last day of the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law).

7.2

Voluntary cancellation The Borrowers may, if it gives the Lender not less than ten (10) Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $100,000) of the undrawn amount of the Loan.

7.3

Voluntary prepayment of a Tranche The Borrowers may prepay the whole or any part of a Tranche on any Interest Payment Date (but, if in part, being an amount that reduces the Loan by an amount which is equal to or integral multiple of $100,000 or any other amount mutually agreed between the Borrowers and the Lender) subject as follows:

7.3.1	they give the Lender not less than:

(a)	in the case of a Term Rate Tranche, 10 Business Days’ (or such shorter period as the Lender may agree) prior notice; or

(b)	in the case of a Compounded Rate Tranche, 10 RFR Banking Days’ (or such shorter period as the Lender may agree) prior notice);

7.3.2	a Tranche may only be prepaid after the last day of the Availability Period; and

7.3.3	any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) on a pro-rata basis (including the Balloon Amount of that Tranche).

7.4	Right of cancellation and prepayment

7.4.1	If:

(a)	any sum payable to the Lender by an Obligor is required to be increased under Clause 12.2.2 (Tax gross-up); or

(b)	the Lender claims indemnification from a Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lender not less than 10 days’ prior written notice of cancellation of the Loan and its intention to procure the repayment of the Loan.

7.4.2

On the last day of the Interest Period in respect of a Tranche which ends after the Borrowers have given notice under Clause 7.4.1 (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Tranche together with all interest and other amounts accrued under the Finance Documents by giving to the Lender not less than 10 days’ (or such shorter period as the Lender may agree) prior written notice.

7.5	Mandatory prepayment on sale or Total Loss

7.5.1	In this Agreement, “Prepayment Date” means:

(a)	in the case of the sale of a Vessel, the time at and date on which the sale is completed; and

(b)	in the case of a Total Loss of a Vessel, the earlier of (i) the date falling 120 days after the Total Loss Date and (ii) the date on which the proceeds of any such Total Loss are realised.

7.5.2	If a Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall prepay on the relevant Prepayment Date:

(a)	the whole of the Tranche in respect of that Vessel;

(b)

any additional amount that is required to ensure that the Borrowers remain in compliance with the VTL Coverage as calculated on the relevant Prepayment Date and excluding, for the purpose of this calculation, the Vessel sold or that has become a Total Loss; and

(c)	any additional amount that is required to ensure that the VTL Coverage as calculated immediately prior to such sale or Total Loss is also maintained following such sale or Total Loss.

7.5.3	For the purpose of Clause 7.5.2, the determination of the VTL Coverage will be based on:

(a)	the last valuations of the remaining Vessel obtained by the Lender pursuant to Clause 18.2 (Provision of valuations); or

(b)

if such last valuations predate the relevant Prepayment Date by more than one month, new valuations to be obtained by the Lender pursuant to Clause 18.2 (Provision of valuations) on or before the relevant Prepayment Date.

7.5.4

Any prepayment made in accordance with Clause 7.5.2 shall be applied in prepayment of the remaining Tranche and its respective remaining Repayment Instalments and relevant Balloon Amount on a pro rata basis.

7.5.5

If a Default (other than an Event of Default) is continuing on a Prepayment Date, the Borrowers shall, on that Prepayment Date, pay to the Lender any excess sale or Total Loss proceeds remaining after the applications to be effected pursuant to this Clause 7.5 have been made and the Lender shall:

(a)

retain such excess sale or Total Loss proceeds in an interest bearing suspense account until the Borrowers have remedied such Default to the Lender’s satisfaction, after which time the Lender shall return such excess sale or Total Loss proceeds to the Borrowers or to their order; and

(b)

if such Default becomes an Event of Default, promptly apply such excess sale or Total Loss proceeds against the remaining Tranche pro rata and their respective remaining Repayment Instalments and Balloon Amounts pro rata.

7.5.6

If an Event of Default is continuing on a Prepayment Date, the Borrowers shall, on that Prepayment Date, pay to the Lender any excess sale or Total Loss proceeds remaining after the applications to be effected pursuant to this Clause 7.5 have been made and the Lender shall apply such excess sale or Total Loss proceeds against the remaining Tranche pro rata and their respective remaining Repayment Instalments in inverse order of maturity.

7.6

Application of Hedge Reduction Proceeds Following the occurrence of an Event of Default, which is continuing, any Hedge Reduction Proceeds arising as a result of any prepayment or cancellation of a Tranche in part under this Clause 7 (Illegality, Prepayment and Cancellation) shall, following payment into the Retention Account in accordance with Clause 17 (Accounts), be applied rateably in respect of each Tranche on the Repayment Date for that Tranche which follows such payment in cancellation or prepayment of that Tranche.

7.7	Restrictions

7.7.1

Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

7.7.2

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to (a) any Break Costs (if such prepayment is not made on an Interest Payment Date) and (b) any amounts payable under the Hedging Agreements in connection with that prepayment, without premium or penalty.

7.7.3	The Borrowers shall not repay, prepay or cancel all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

7.7.4	No amount of the Loan cancelled under this Agreement may be subsequently reinstated.

7.7.5	The Borrowers may not reborrow any part of the Loan which is prepaid.

Section 5 Costs of Utilisation

8A	Rate Switch

8A.1	Switch to Compounded Reference Rate Subject to Clause 8A.2 (Delayed switch for existing Term Rate Tranches), on and from the Rate Switch Date:

8A.1.1	use of the Compounded Reference Rate will replace the use of the applicable Term Reference Rate for the calculation of interest; and

8A.1.2	any Tranche or Unpaid Sum shall be a “Compounded Rate Tranche” and Clause 8.2 (Calculation of interest – Compounded Rate Tranches) shall apply to each such Tranche or Unpaid Sum.

8A.2	Delayed switch for existing Term Rate Tranches If the Rate Switch Date falls before the last day of an Interest Period for a Term Rate Tranche:

8A.2.1

that Tranche shall continue to be a Term Rate Tranche for that Interest Period and Clause 8.1.1 (Calculation of interest – Term Rate Tranches) shall continue to apply to that Tranche for that Interest Period; and

8A.2.2	on and from the first day of the next Interest Period (if any) for that Tranche

(a)	that Tranche shall be a “Compounded Rate Tranche”;

(b)	any provision of this Agreement which is expressed to relate solely to a Term Rate Tranche shall not apply in relation to that Tranche for that Interest Period; and

(c)	Clause 8.1.2 (Calculation of interest – Compounded Rate Tranches) shall apply to that Tranche.

8A.3	Early termination of Interest Periods for existing Term Rate Tranches If:

8A.3.1	an Interest Period for a Term Rate Tranche would otherwise end on a day which falls after the Rate Switch Date; and

8A.3.2	prior to the date of selection of that Interest Period:

(a)	the Backstop Rate Switch Date was scheduled to occur during that Interest Period; or

(b)	notice of a Rate Switch Trigger Event Date for that currency falling during that Interest Period had been given pursuant to Clause 8A.4.1(b),

that Interest Period will instead end on the Rate Switch Date.

8A.4	Notification by Lender

8A.4.1	Subject to Clause 8A.4.3, following the occurrence of a Rate Switch Trigger Event, the Lender shall:

(4)	promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Borrowers and the Lenders of that occurrence; and

(5)	promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Borrowers and the Lenders of that date.

8A.4.2	The Lender shall, promptly upon becoming aware of the occurrence of the Rate Switch Date, notify the Borrowers and the Lenders of that occurrence.

8A.4.3

The Parties agree that the FCA Cessation Announcement constitutes a Rate Switch Trigger Event in relation to dollars, that the Rate Switch Trigger Event Date applicable to such Rate Switch Trigger Event will be 1 July 2023 and that the Lender is not under any obligation under Clause 9A.4.1 to notify any Party of such Rate Switch Trigger Event or Rate Switch Trigger Event Date resulting from the FCA Cessation Announcement.

8A.4.4

For the purposes of Clause 8A.4.3, the “FCA Cessation Announcement” means the announcement on 5 March 2021 by the UK’s Financial Conduct Authority that all LIBOR settings will, as of certain specified future dates, either cease to be provided by any administrator or no longer be representative of the market and economic reality that they are intended to measure and that such representativeness will not be restored.

8	Interest

8.1	Calculation of interest

8.1.1	Term Rate Tranches The rate of interest on each Term Rate Tranche for each relevant Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	Term Reference Rate; and

(c)	the Mandatory Cost, if any.

8.1.2	Compounded Rate Tranches

(a)	The rate of interest on each Compounded Rate Tranche for any day during each relevant Interest Period is the percentage rate per annum which is the aggregate of the:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)

If any day during an Interest Period for a Compounded Rate Tranche is not an RFR Banking Day, the rate of interest on that Compounded Rate Tranche for that day will be the rate applicable to the immediately preceding RFR Banking Day.

8.2

Payment of interest The Borrowers shall pay accrued interest on each Tranche on the earlier of (a) the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at intervals of three Months after the first day of the Interest Period) and (b) the next Repayment Date then falling due.

8.3	Hedging

8.3.1	On or before the first Utilisation Date, the Borrowers may (but are not obliged to) enter into and, if they do so, shall thereafter maintain Hedging Agreements in accordance with this Clause 8.3.

8.3.2	The aggregate notional amount of the transactions in respect of the Hedging Agreements shall be no more than 100% of the relevant Tranche.

8.3.3	Each Hedging Agreement shall:

(i)	be with the Lender;

(ii)	be for an up to five year term ending not later than the Termination Date;

(iii)	have settlement dates coinciding with the relevant Interest Payment Dates; and

(iv)	be based on an ISDA Master Agreement and otherwise in form and substance satisfactory to the Lender.

8.3.4	The rights of each Borrower under the Hedging Agreements to which it is a party shall be assigned in favour of the Lender pursuant to a Hedging Security Deed.

8.3.5	If:

(a)	at any time, the aggregate notional amount of the transactions in respect of the Hedging Agreements exceeds 100% of the relevant Tranche; or,

(b)

as a result of a prepayment or cancellation in part pursuant to Clause 7 (Illegality, Prepayment and Cancellation), the aggregate notional amount of the transactions in respect of the Hedging Agreements will exceed 100% of the relevant Tranche, the Borrowers must at the Lender’s request, reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Lender so that it no longer exceeds or will not exceed 100% of the relevant Tranche outstanding at that time or on the date of such prepayment or cancellation.

(c)	Any reductions in the aggregate notional amount of the transactions in respect of the Hedging Agreements in accordance with Clause 8.3.5 will be apportioned as between those transactions pro rata.

8.3.6

To the extent that the relevant Tranche is to be cancelled, prepaid or repaid in full, any Hedge Reduction Proceeds arising as a result of any termination or close out in full of any Hedging Agreement shall be paid to the Lender for application in accordance with Clause 28.2 (Partial payments) or Clause 26 (Application of Proceeds) (as applicable).

8.3.7	The Lender shall not be liable for the performance of any of the Borrowers’ obligations under a Hedging Agreement.

8.4	Default interest

8.4.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two (2%) per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligors to the Lender on 30 June and 31 December in each calendar year and each such day shall, for the purpose of this Agreement, be treated as the final day of an Interest Period in respect of that amount of interest.

8.4.2

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification

8.5.1	The Lender shall promptly notify the Borrowers of the determination of a rate of interest relating to a Term Rate Tranche.

8.5.2	The Lender shall promptly upon a Compounded Rate Interest Payment being determinable, notify:

(a)	the Borrowers of that Compounded Rate Interest Payment; and

(b)	the Lender and the Borrowers of:

(i)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(ii)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Tranche.

This Clause 8.5.2 shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 10.4 (Cost of funds)

8.5.3	The Lender shall promptly notify the Borrowers of each Funding Rate relating to a Tranche.

8.5.4	The Lender shall promptly notify the relevant Lenders and the Borrowers of the determination of a rate of interest relating to a Compounded Rate Tranche to which Clause 10.4 (Cost of funds) applies.

8.5.5	This Clause 8.5 shall not require the Lender to make any notification to any Party on a day which is not a Business Day.

9	Interest Periods

9.1	Selection of Interest Periods The Borrowers may select in a written notice to the Lender the duration of an Interest Period for each Tranche subject as follows:

9.1.1	each notice is irrevocable and must be delivered to the Lender by the Borrower not later than 11.00 a.m. on the Quotation Day;

9.1.2

if the Borrowers fail to give a notice in accordance with Clause 9.1.1, the relevant Interest Period will, subject to Clauses 9.2 (Interest Periods to meet Repayment Dates) and 9.3 (Non-Business Days), be three Months;

9.1.3	subject to this Clause 9, the Borrowers may select an Interest Period of one, three, six or twelve Months or any other period not exceeding 12 months agreed between the Borrowers and the Lender;

9.1.4	an Interest Period shall not extend beyond the Termination Date; and

9.1.5

each Interest Period shall start on the Utilisation Date in respect of the Loan or (if the Loan is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the Utilisation Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in the month.

9.1.6	No Interest Period for a Compounded Rate Tranche shall be longer than three Months or any other period agreed by the Lender in writing in its discretion.

9.2

Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date in respect of the relevant Tranche, there shall be a separate Interest Period for a part of that Tranche equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

9.3

Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not). If a Tranche is a Compounded Rate Tranche, the rules specified as “Business Day Conventions” in the Compounded Rate Terms shall apply to each Interest Period for that Tranche or Unpaid Sum.

9.4

Calculation of the accrued interest If, pursuant to this Agreement, any accrued interest on all or part of a Compounded Rate Tranche or Unpaid Sum becomes payable prior to the last day of an Interest Period for that Compounded Rate Tranche or Unpaid Sum, the Interest Period shall:

9.4.1

For the purposes of calculation that accrued interest only, and in relation only to such part of that Compounded Rate Tranche or Unpaid Sum to which that accrued interest relates, be treated as ending on the day on which that accrued interest becomes payable pursuant to this Agreement; and

9.4.2	For all other purposes under this Agreement, continue to end, and shall be treated as ending, on the last day of that Interest Period.

10	Changes to the Calculation of Interest

10.1	Calculation of Reference Bank Rate

10.1.1

Subject to Clause 10.1.2, if LIBOR is to be determined by reference to a Reference Bank Rate but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

10.1.2

If at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Bank Rate and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR for dollars, Clause 10.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

10.2	Interest calculation if no RFR If:

10.2.1	there is no applicable RFR for the purposes of calculating the Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Tranche; and

10.2.2	“Cost of funds will apply as a fallback” is specified in respect of that Tranche in the Compounded Rate Terms for that Tranche.

Clause 10.4 (Cost of funds) shall apply to that Tranche for that Interest Period.

10.3	Market disruption

10.3.1

Term Rate Tranches In the case of a Term Rate Tranche, if before close of business in London on the Quotation Day for the relevant Interest Period, the Borrowers receive notifications from the Lender that the cost of funds relating to its participation in the relevant Tranche would be in excess of LIBOR, then Clause 10.4 (Cost of funds) shall apply to the relevant Tranche for the relevant Interest Period.

10.3.2	Compounded Rate Tranches In the case of a Compounded Rate Tranche, if:

(a)	a Market Disruption Rate is specified in the Compounded Rate Terms for that Tranche; and

(b)

before the Reporting Time for that Tranche, the Borrowers receive notifications from the Lender that the cost of funds relating to its participation in that Tranche would be in excess of that Market Disruption Rate, then Clause 10.4 (Cost of funds) shall apply to that Tranche for the relevant Interest Period.

10.4	Cost of funds

10.4.1

If this Clause 10.4 applies to a Tranche for an Interest Period, neither Clause 8.1.1 (Calculation of interest – Term Rate Tranches) nor Clause 8.1.2 (Calculation of interest – Compounded Rate Tranches) shall apply to that Tranche for that Interest Period the rate of interest on the Lender’s share of that Tranche for that Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Borrower by the Lender as soon as practicable, and in any event:

(i)

in relation to a Term Rate Tranche, within three Business Days of the first day of that Interest Period (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of that Interest Period); or

(ii)	in relation to a Compounded Rate Tranche, by the Reporting Time for that Tranche the Mandatory Cost for the Loan, if any,

to be that which expresses as a percentage rate per annum that Lender’s cost of funds relating to its participation in the relevant Tranche.

10.4.2

If this Clause 10.4 applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.4.3	Any alternative basis agreed pursuant to Clause 10.4.2 shall be binding on all Parties.

10.4.4	If an alternative basis is not agreed pursuant to Clause 10.4.2, the Borrowers will immediately prepay the Loan together with Break Costs.

10.5	Break Costs

10.5.1

The Borrowers shall, within two Business Days of demand by the Lender, pay to the Lender its Break Costs (if any) attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day prior to the last day of an Interest Period for the Loan or Unpaid Sum.

10.5.2

The Lender shall, as soon as reasonably practicable after a demand by the Borrowers, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become payable.

10.6	Replacement of Screen Rate

10.6.1	If a Screen Rate Replacement Event has occurred in relation to the Screen Rate, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark in place of the Screen Rate; and

(b)	(i) aligning any provision of any Finance Document to the use of that Replacement Benchmark; or

(ii)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement); or

(iii)	implementing market conventions applicable to that Replacement Benchmark; or

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)

adjusting the pricing to reduce or eliminate, to the extent practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers, such Borrowers’ consent not to be unreasonably withheld. The Lender and the Borrowers shall enter into negotiations (for a period of not more than thirty days (the “Negotiations Period”) during which Clause 10.4 (Cost of funds) will apply for the determination of the rate of interest for the relevant Interest Period) with a view to agreeing any relevant amendment or waiver to be made pursuant to this Clause. In the event that no agreement has been reached between the Lender and the Borrowers following the lapse of the Negotiations Period, the Borrowers will on the first Business Day following the last day of the Negotiations Period (the “Due Date”) prepay the Loan together with Break Costs. If the Borrowers fail to make the required prepayment following the lapse of the Negotiations Period, interest shall accrue on the overdue amount at the rate determined in accordance with Clause 10.4 (Cost of funds) plus default interest in accordance with Clause 8.4 (Default interest) from the Due Date up to the date of actual payment.

10.6.2	In this Clause 10.6 the following terms will have the following meanings:

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(a)	in the opinion of the Lender, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(b)	in the opinion of the Lender, an appropriate successor to the Screen Rate.

“Screen Rate Replacement Event” means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Lender materially changed;

(b)

(i)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(ii)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which confirms that the administrator of the Screen Rate is insolvent,provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iv)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or

(v)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(c)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or

(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than ten (10) days; or

(d)	in the opinion of the Lender, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

11	Fees

Up-Front fee The Borrower shall pay to the Lender on the Utilisation Date a non-refundable up-front fee in the amount of zero point nine per cent (0.9%) on the Loan actually advanced.

Section 6 Additional Payment Obligations

12	Tax Gross Up and Indemnities

12.1	Definitions In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower in relation to the Lender where the Lender is a Treaty Lender, which form contains the scheme reference number and jurisdiction of tax residence in respect of the Lender and is filed with HM Revenue & Customs within 30 days of the date of this Agreement.

“Protected Party” means the Lender if it is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means the Lender if it is beneficially entitled to interest payable to it in respect of an advance under a Finance Document and:

(a)

is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c)	is a Treaty Lender.

“Tax Confirmation” means a confirmation by the Lender that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment by the Borrower under Clause 12.3 (Tax indemnity).

“Treaty Lender” means the Lender if it:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

12.2

Tax gross-up The Borrowers shall (and shall procure that each other Obligor will) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

12.2.1

the Borrowers shall promptly upon becoming aware that it or any other Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrowers and any such other Obligor on becoming so aware in respect of a payment payable to the Lender;

12.2.2

if a Tax Deduction is required by law to be made by the Borrowers or any other Obligor, the amount of the payment due from the Borrowers or that other Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

12.2.3	a payment shall not be increased under Clause 12.2.2 by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(a)

the payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the Lender is a Qualifying Lender solely by virtue of (b) of the definition of Qualifying Lender and:

(i)

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower or from the other Obligor making the payment a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)	the Lender is a Qualifying Lender solely by virtue of (b) of the definition of Qualifying Lender and:

(i)	the Lender has not given a Tax Confirmation to the Borrower; and

(ii)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(d)

the Lender is a Treaty Lender and the Borrower or the other Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under Clause 12.2.6 or Clause 12.2.7 (as applicable);

12.2.4

if the Borrowers or any other Obligor is required to make a Tax Deduction, the Borrowers shall (and shall procure that such other Obligor will) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

12.2.5

within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall (and shall procure that such other Obligor will) deliver to the Lender a statement under section 975 of the ITA or other evidence satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority;

12.2.6	(a)	Subject to (b), if the Lender is a Treaty Lender, the Lender and the Borrower which makes a payment to which the Lender is entitled shall co-operate (and the Borrowers shall procure that each other Obligor which makes a payment to which the Lender is entitled will co-operate) in completing any procedural formalities necessary for the Borrowers or that other Obligor to obtain authorisation to make that payment without a Tax Deduction.

	(b)	If the Lender is a Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, the Lender shall confirm its scheme reference number and its jurisdiction of tax residence to the Borrowers, and, having done so, the Lender shall be under no obligation pursuant to (a).

12.2.7	If the Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Clause 12.2.6(b) and:

(a)	the Borrowers making a payment to the Lender has not made a Borrower DTTP Filing in respect of the Lender; or

(b)	the Borrowers making a payment to the Lender has made a Borrower DTTP Filing in respect of the Lender but:

(i)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(ii)	HM Revenue & Customs has not given the Borrowers authority to make payments to the Lender without a Tax Deduction within 60 days of the date of the Borrowers DTTP Filing,

and in each case, the Borrower has notified the Lender in writing, the Lender and the Borrowers shall co-operate in completing any additional procedural formalities necessary for the Borrowers to obtain authorisation to make that payment without a Tax Deduction.

12.2.8

If the Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Clause 12.2.6(b), the Borrowers shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of the Lender unless the Lender otherwise agrees.

12.2.9	The Borrowers shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Lender.

12.3	Tax indemnity

12.3.1

The Borrowers shall (within three Business Days of demand by the Lender) pay to the Lender, if the Lender is a Protected Party, an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:

(a)	with respect to any Tax assessed on the Lender:

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(ii)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.3 (Tax gross-up) applied; or

(iii)	relates to a FATCA Deduction required to be made by a Party.

12.3.3	If the Lender makes or intends to make a claim under Clause 12.3.1 as a Protected Party, the Lender shall promptly notify the Borrowers of the event which will give, or has given, rise to the claim.

12.4	Tax Credit If the Borrowers or any other Obligor makes a Tax Payment and the Lender determines that:

12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.2	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Borrowers or to that other Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower or that other Obligor.

12.5

Stamp taxes The Borrowers shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

12.6.1

All amounts expressed to be payable under a Finance Document by any Obligor to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Obligor under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Obligor must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to the Borrower).

12.6.2

Where a Finance Document requires any Obligor to reimburse or indemnify the Lender for any cost or expense, that Obligor shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.3

Any reference in this Clause 12.6 to any Obligor shall, at any time when such Obligor is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

12.6.4

In relation to any supply made by the Lender to any Obligor under a Finance Document, if requested by the Lender, that Obligor must promptly provide the Lender with details of that Obligor’s VAT registration and such other information as is requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

12.7	FATCA information

12.7.1	Subject to Clause 12.7.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(c)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

12.7.2

If a Party confirms to another Party pursuant to Clause 12.7.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3	Clause 12.7.1 shall not oblige the Lender to do anything, and Clause 12.7.1(c) shall not oblige any other Party to do anything, which would or might in its opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

12.7.4

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.7.1(a) or 12.7.1(b) (including, for the avoidance of doubt, where Clause 12.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7.5

If a Borrower is a US Tax Obligor or the Lender reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Lender shall, within ten Business Days of:

(a)	where a Borrower is a US Tax Obligor, the date of this Agreement; or

(b)	where a Borrower is not a US Tax Obligor, the date of a request from the Borrower,

supply to the Borrowers:

(i)	a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Borrower may require to certify or establish the status of the Lender under FATCA or that other law or regulation.

12.7.6

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Borrowers by the Lender pursuant to Clause 12.7.5 is or becomes materially inaccurate or incomplete, the Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Borrower).

12.8	FATCA Deduction

12.8.1

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

13	Increased Costs

13.1

Increased costs Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, the Lender or any of the Lender’s Affiliates).

In this Agreement:

(a)	“Basel III” means:

(i)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(b)	“CRD IV” means:

(i)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated;

(ii)

Regulation EU No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation EU No 648/2012, as amended, supplemented or restated; and

(iii)	any other law or regulation which implements Basel III.

(c)	“Increased Costs” means:

(i)	a reduction in the rate of return from the Loan or on the Lender’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) the Lender shall promptly notify the Borrowers of the event giving rise to the claim.

13.2.2	The Lender shall, as soon as practicable after a demand by the Borrowers, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1	attributable to a Tax Deduction required by law to be made by an Obligor;

13.3.2	attributable to a FATCA Deduction required to be made by a Party;

13.3.3	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied);

13.3.4	compensated for by the payment of the Mandatory Cost; or

13.3.5	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14	Other Indemnities

14.1

Currency indemnity If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

14.1.1	making or filing a claim or proof against that Obligor; or

14.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

14.2.1	The Borrowers shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)

funding, or making arrangements to fund, the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.2.2

The Borrowers shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate (each such person for the purposes of this Clause 14.2 an “Indemnified Person”) against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person. Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this Clause 14.2.2, subject to Clause 1.7 (Third party rights) and the provisions of the Third Parties Act.

14.2.3	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(b)	in connection with any Environmental Claim.

14.2.4	The Borrowers shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	investigating any event which it believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

14.2.5	The Borrowers shall promptly indemnify the Lender as holder of any of the Security Documents and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(a)	any failure by a Borrower to comply with its obligations under Clause 16 (Costs and Expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(e)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(f)

acting as holder of any of the Security Documents, Receiver or Delegate or otherwise relating to any of the Charged Property (otherwise, in each case, than by reason of the relevant Lender’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

14.3	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.

15	Mitigation by the Lender

15.1

Mitigation The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result the Loan ceasing to be available or any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office. The above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2

Limitation of liability The Borrowers shall promptly indemnify the Lender for all costs and expenses incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation). The Lender is not obliged to take any steps under Clause 15.1 if, in its opinion, to do so might be prejudicial to it.

16	Costs and Expenses

16.1

Transaction expenses The Borrower shall, and shall procure that the Guarantor shall, promptly on demand pay the Lender and any Receiver or Delegate the amount of all costs and expenses (including legal fees, VAT, if applicable, and fees of any advisors, shipbrokers, surveyors or consultants) incurred or to be incurred by any of them in connection with:

16.1.1	the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement;

16.1.2	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the date of this Agreement;

16.1.3

any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel or a Fleet Vessel); and

16.1.4	any discharge, release or reassignment of any of the Security Documents.

16.2

Amendment costs If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.7 (Change of currency) or Clause 10.6 (Replacement of Screen Rate), the Borrower shall, and shall procure that the Guarantor will, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) incurred by the Lender and any Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement.

16.3

Lender’s management time and additional remuneration Any amount payable to the Lender under Clause 14.2.4 or Clause 14.2.5 (Other indemnities) or under this Clause 16 shall include the cost of utilising the management time or other resources of the Lender and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Borrowers, and is in addition to any other fee paid or payable to the Lender.

16.4

Enforcement and preservation costs The Borrowers shall, and shall procure that the Guarantor will, within three Business Days of demand, pay to the Lender and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by the Lender and that other Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Lender as a consequence of taking or holding the Security Documents or enforcing those rights including (without limitation) any losses, costs and expenses which the Lender or that other Secured Party may from time to time sustain, incur or become liable for by reason of the Lender or that other Secured Party being mortgagee of a Vessel and/or a lender to a Borrower, or by reason of the Lender or that other Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

16.5

Other costs The Borrowers shall, and shall procure that the Guarantor will, within three Business Days of demand, pay to the Lender and each other Secured Party the amount of all sums which the Lender or that other Secured Party may pay or become actually or contingently liable for on account of the Borrower or the Guarantor in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender or that other Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Lender or that other Secured Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which the Lender or that other Secured Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

Section 7 Accounts and Application of Earnings

17	Accounts

17.1	Accounts The Borrowers shall:

17.1.1	maintain the Retention Account with the relevant Account Holder; and

17.1.2	shall procure that the Guarantor will maintain the Earnings Account with the relevant Account Holder,

in each case for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

17.2	Earnings Each Borrower shall (and shall procure that the Guarantor will) procure that:

17.2.1	all Earnings in respect of its Vessel and any Requisition Compensation in respect of its Vessel are credited to its Earnings Account; and

17.2.2

following the occurrence of an Event of Default which is continuing all payments which become due to the Borrowers under any Hedging Agreements (including any Hedge Reduction Proceeds) are paid in to the Retention Account.

17.3

Transfers to Retention Account On the day in each calendar month commencing one month after the relevant Utilisation Date and thereafter during the Facility Period which numerically corresponds to the relevant Utilisation Date (or, if there is no such day, on the last Business Day of that month), the Borrowers shall transfer from the Earnings Accounts, or each of them, to the Retention Account:

17.3.1

in respect of a Term Rate Tranche, the one-third of the amount of the Repayment Instalment due on the next Repayment Date (which shall be deemed to be the day for that transfer if that day is a Repayment Date); and

17.3.2

the amount of interest due on the next Interest Payment Date (which shall be deemed to be the day for that transfer if that day is an Interest Payment Date) divided by the number of months between the last Interest Payment Date (or, if none, the Utilisation Date) and that next Interest Payment Date, and the Borrowers irrevocably authorise the Lender to instruct the Account Holder to make those transfers if a Borrower fails to do so.

17.4

Additional payments to Retention Account If for any reason the amount standing to the credit of an Earnings Account is insufficient to make any transfer to the Retention Account required by Clause 17.3 (Transfers to Retention Account), the Borrowers shall, without demand, procure that there is credited to the Retention Account, on the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.

17.5	Application of Retention Account The Borrowers shall transfer or cause to be transferred from the Retention Account to the Lender:

17.5.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

17.5.2	on each Interest Payment Date, the amount of interest then due,

and the Borrowers irrevocably authorise the Lender to instruct the Account Holder to make those transfers if the Borrowers fail to do so.

17.6

Borrowers’ obligations not affected If for any reason the amount standing to the credit of the Retention Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers’ obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

17.7

Release of surplus Subject to Clause 22.30 (Minimum Liquidity) being complied with, any amount remaining to the credit of an Earnings Account following the making of any transfer required by Clause 17.3 (Transfers to Retention Account) shall (unless a Default has occurred) be released to or to the order of the Borrower.

17.8

Restriction on withdrawal During the Facility Period no sum may be withdrawn from the Accounts (except in accordance with this Clause 17) without the prior written consent of the Lender. The Accounts shall not be overdrawn.

17.9

Relocation of Accounts On and at any time after the occurrence of a Default, the Lender may without the consent of the Borrowers instruct the Account Holder to relocate any of the Accounts to any other branch of the Account Holder, without prejudice to the continued application of this Clause 17 and the rights of the Secured Parties under the Finance Documents.

17.10

Access to information The Borrowers agree that the Lender (and its nominees) may from time to time during the Facility Period review the records held by the relevant Account Holder (whether in written or electronic form) in relation to the Accounts, and the Borrowers irrevocably waive any right of confidentiality which may exist in relation to those records.

17.11

Statements Without prejudice to the rights of the Lender under Clause 17.10 (Access to information), the Borrowers shall procure that the Account Holder provides to the Lender, no less frequently than each calendar month during the Facility Period, written statements of account (in written or electronic form) showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

17.12

Application after acceleration From and after the giving of notice to the Borrowers by the Lender under Clause 23.2.1 (Acceleration), the Borrowers shall procure that all sums from time to time standing to the credit of any of the Accounts are immediately transferred to the Lender or any Receiver or Delegate for application in accordance with Clause 26 (Application of Proceeds) and the Borrowers irrevocably authorise the Lender to instruct the Account Holder to make those transfers.

18	Additional Security

18.1	VTL Coverage

18.1.1	If at any time the aggregate of:

(a)	the Market Value of the Vessels in USD; and

(b)

the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Lender in its absolute discretion (in the case of other charged assets), and determined by the Lender (in all other cases)) for the time being provided to the Lender under this Clause 18.1, is less than 125% of (i) the Indebtedness then outstanding (the “VTL Coverage”) and (ii) any exposure under any Hedging Agreement, the Borrower shall, and shall procure that the Guarantor will, within 30 days of the Lender’s request, at the Borrower’s option:

(i)	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or

(ii)	give to the Lender other additional security in amount and form acceptable to the Lender for a value determined in accordance with the first part of this Clause 18.1.1 in its absolute discretion; or

(iii)	prepay the Loan in the amount of the shortfall.

18.1.2	Clauses 6.3 (Reborrowing), 7.3.3 (Voluntary prepayment of Loan) and 7.5 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 18.1.

18.1.3

If and so long as the Borrowers fail to discharge the obligations arising from the Lender’s request under this Clause 18.1, the Borrowers shall, if so demanded by the Lender, compensate the Lender for the increased risk in relation to the Loan by paying interest on the Loan at a rate calculated in accordance with Clause 8.4 (Default interest) as if the whole of the outstanding Loan were an overdue amount. Any such interest shall accrue in accordance with Clause 31.3 (Day count convention) and be payable by the Borrowers in accordance with Clause 8.2 (Payment of interest) and shall be without prejudice to any other right or remedy the Lender may have under Clause 13 (Increased Costs) or Clause 23 (Events of Default).

18.2	Provision of valuations

18.2.1

Not earlier than 15 days prior to the Drawdown Date the Lender shall be entitled to obtain two valuations in evidence of the Market Value of a Vessel. If the two valuations differ from one another more than 15%, the Lender will appoint another Approved Shipbroker to determine the value of a Vessel and the value of a Vessel shall be calculated on the basis of the arithmetic mean of the three valuations obtained. Each valuation will be obtained on the basis of a sale which is free of any charter or any charter commitment and free of any Encumbrances for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and evidenced by valuations of a Vessel addressed to the Lender certifying a value for a Vessel.

18.2.2

At least once annually during each annual period falling during the Facility Period commencing on the Utilisation Date (and on dates to be selected by the Lender in its discretion), the Lender shall be entitled to obtain two valuations in evidence of the Market Value of the Vessel for the purpose of Clause 18.1 (VTL Coverage) or for any other purpose as the Lender may require in its discretion (including, without limitation for Insurances purposes), from two Approved Shipbrokers, one selected and approved by the Lender and the other selected by the Borrowers and approved by the Lender. If the Borrowers do not select an Approved Broker within 5 Business Days of the Lender’s request, the second Approved Shipbroker shall be selected by the Lender.

18.2.3

Additionally, the Lender shall be entitled to obtain a third valuation from an Approved Shipbroker selected and appointed by the Lender in evidence of the Market Value of the Vessel for the purpose of Clause 18.1 (VTL Coverage) and Clause 18.2.4.

18.2.4

The Market Value of the Vessel shall be the arithmetic average of the two valuations by the two Approved Shipbrokers obtained in accordance with Clause 18.2.2. If the two valuations differ by more than 15 per cent (15%), when calculated according to the following formula:-

where:

X = the amount of the valuation with the higher value; and

Y= the amount of the valuation with the lower value,

then a third valuation for a Vessel may be obtained by the Lender in accordance with Clause 18.2.3 and the Market Value of a Vessel shall be the arithmetic average of all three such valuations obtained from the three Approved Shipbrokers.

18.2.5

At any time after a Default has occurred the Lender may, for the purpose of Clause 18.1 (VTL Coverage), obtain two or three (as the context may require) valuation(s) in evidence of the Market Value of a Vessel (or any other vessel over which additional security has been created) such valuation to be made in accordance with Clause 18.2.2 to Clause 18.2.4 (inclusive).

18.2.6

All valuations referred to in this Clause 18.2 and all valuations to be obtained pursuant to Clause 4 (Conditions of Utilisation) shall be obtained at the cost and expense of the Borrowers and the Borrowers shall within fifteen Business Days of demand by the Lender pay to the Lender the amount of all such costs and expenses.

Section 8 Representations, Undertakings and Events of Default

19	Representations

19.1	Representations Each Borrower makes the representations and warranties set out in this Clause 19 to the Lender.

19.1.1	Status Each of the Obligors and each other member of the Group:

(a)	is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

19.1.2	Binding obligations

(a)	the obligations expressed to be assumed by each of the Obligors in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of Clause 19.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

19.1.3	Non-conflict with other obligations The entry into and performance by each of the Obligors of, and the transactions contemplated by, the Relevant Documents do not and will not conflict with:

(a)	any law or regulation applicable to such Obligor;

(b)	the constitutional documents of such Obligor or of any other member of the Group; or

(c)

any agreement or instrument binding upon such Obligor or any other member of the Group or any of such Obligor’s or any other member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.1.4	Power and authority

(a)

Each of the Obligors has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)

No limit on the powers of any Obligor will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

19.1.5	Validity and admissibility in evidence All Authorisations required or desirable:

(a)

to enable each of the Obligors lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Obligor is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1 (Conditions Subsequent).

19.1.6	Governing law and enforcement

(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

(b)

Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

19.1.7

Insolvency No corporate action, legal proceeding or other procedure or step described in Clause 23.1.7 (Insolvency proceedings) or creditors’ process described in Clause 23.1.8 (Creditors’ process) has been taken or, to the knowledge of any Borrower, threatened in relation to an Obligor and/or any other member of the Group; and none of the circumstances described in Clause 23.1.6 (Insolvency) applies to an Obligor and/or any other member of the Group.

19.1.8

No filing or stamp taxes Under the laws of the Relevant Jurisdictions of each relevant Obligor it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except registration of the Mortgages at the Ships Registry where title to each Vessel is registered in the ownership of relevant Borrower and payment of associated fees, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

19.1.9

Deduction of Tax None of the Obligors is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

(a)

a Qualifying Lender falling within (a) of the definition of Qualifying Lender; or, except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, a Qualifying Lender falling within (b) of the definition of Qualifying Lender; or

(b)

a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

19.1.10	No default

(a)

No Event of Default and, on the date of this Agreement and the Utilisation Date, no Default has occurred or is likely to result from the advance of the Loan or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any of the Obligors or any other member of the Group or to which its assets are subject which has or is likely to have a Material Adverse Effect.

19.1.11

No misleading information Save as disclosed in writing to the Lender prior to the date of this Agreement (or, in relation to the Information Memorandum, prior to the date of the Information Memorandum):

(a)

any factual information contained in the Information Memorandum was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)

any financial projection or forecast contained in the Information Memorandum has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(c)

the expressions of opinion or intention provided by or on behalf of any of the Obligors or any other member of the Group for the purposes of the Information Memorandum were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(d)

no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum being untrue or misleading in any material respect;

(e)

all material information provided to the Lender by or on behalf of any of the Obligors or any other member of the Group on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Lender on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(f)

all other written information provided by any of the Obligors or any other member of the Group (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.1.12	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Lender in writing to the contrary.

(b)

The unaudited Original Financial Statements fairly represent each Borrower’s and the Group’s financial condition and results of operations for the relevant semi-annual period unless expressly disclosed to the Lender in writing to the contrary prior to the date of this Agreement.

(c)

The audited Original Financial Statements fairly represent each Borrower’s and the Group’s financial condition and results of operations during the relevant financial year unless expressly disclosed to the Lender in writing to the contrary prior to the date of this Agreement.

(d)	There has been no material adverse change in any Obligor’s or members of the Group assets, business or financial condition since the date of the Original Financial Statements.

(e)	Each Borrower’s most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)	fairly represent its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.

(f)

Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the assets, business or financial condition of any of the Obligors or any other member of the Group.

19.1.13	No proceedings

(a)

No litigation, arbitration or administrative proceedings or investigation of or before any court, arbitral body, arbitral tribunal or agency which, if adversely determined, are likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against any of the Obligors or any other member of the Group.

(b)

No judgment or order of a court, arbitral body, arbitral tribunal or agency which is likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against any of the Obligors or any other member of the Group.

19.1.14	No breach of laws None of the Obligors or any other member of the Group has breached any law or regulation which breach has or is likely to have a Material Adverse Effect.

19.1.15	Environmental laws

(a)

Each of the Obligors and each other member of the Group is in compliance with Clause 22.5 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is likely to have a Material Adverse Effect.

(b)

No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Obligors or any other member of the Group where that claim has or is likely, if determined against that Obligor or other member of the Group, to have a Material Adverse Effect.

19.1.16	Taxation

(a)	None of the Obligors nor any other member of the Group is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are likely to be, made or conducted against any of the Obligors or any other member of the Group with respect to Taxes.

(c)	Each of the Obligors and each other member of the Group is resident for Tax purposes only in its Original Jurisdiction.

19.1.17	Anti-corruption law

(a)

No Borrower nor any other Obligor will or has directly or indirectly used the proceeds of the Loan for any purpose which would breach or might breach applicable anti-corruption laws, including but not limited to the UK Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, each as amended and in force.

(b)

Each of the Obligors and each other member of the Group and each Affiliate of any of them has conducted its businesses in compliance with applicable anti-corruption laws, including but not limited to the UK Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977 each as amended and in force, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.1.18	No Encumbrance or Financial Indebtedness

(a)	No Encumbrance or Quasi-Security exists over all or any of the present or future assets of any of the Obligors and any other member of the Group other than as permitted by the Finance Documents.

(b)	None of the Obligors nor any other member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

19.1.19

Pari passu ranking The payment obligations of each of the Obligors under the Finance Documents to which it is a party rank at least pari passu with the claims of all creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.1.20	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Obligors or any other member of the Group:

(i)	in order to enable the Lender to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Obligors or any other member of the Group.

(b)

The Lender is not and will not be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Obligors or any other member of the Group by reason only of the execution, performance and/or enforcement of any Finance Document.

19.1.21

Disclosure of material facts Each Borrower is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have changed the decision of a person willing to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

19.1.22	Completeness of Relevant Documents

(a)

The copies of any Relevant Documents provided or to be provided by the Borrowers to the Lender in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents.

(b)

There are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of the Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

(c)	There is no dispute under any of the Relevant Documents as between the parties to any such document.

19.1.23	No immunity No Obligor or any of its assets is immune to any legal action or proceeding.

19.1.24

Money laundering No Obligor, nor any of its Subsidiaries, to the extent applicable, in connection with this Agreement or any of the other Finance Documents, has breached, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2015/849/EC of the Council of the European Communities) and analogous United States Federal and state laws.

19.1.25	Sanctions As regards Sanctions:

(a)	No Obligor or any other member of the Group or Affiliate of any of them:

(i)	is a Prohibited Party; or

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Party; or

(iii)	owns or controls a Prohibited Party; or

(iv)	has a Prohibited Party serving as a director, officer or, to the best of its knowledge, employee ; or

(v)

is domiciled or is incorporated in any of the restricted, embargoed or sanctioned countries according to applicable Sanctions (as that term is defined in the most recent applicable laws and regulations in respect of Sanctions);

(b)

No proceeds of the Loan or any part of the Loan is being made available, directly or indirectly, to or for the benefit of a Prohibited Party nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(e)

No proceeds, funds or benefit from any activity or dealing with a Prohibited Party are used in discharging any obligation due or owing to the Lender or are credited to any bank account held with the Lender (including without limitation, all the Accounts), and that no payment is effected, whether to discharge any obligation due or owing to such party or for any other purpose, through the use of any bank account held with the Lender;

(f)	each Obligor, each other member of the Group and each Affiliate of any of them is in compliance with all Sanctions; and

(g)

the Borrowers, each Obligor, each other member of the Group and each Affiliate of any of them (to the extent permitted by law and promptly upon becoming aware of them) supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

19.1.26	US Tax Obligor No Obligor is a US Tax Obligor.

19.1.27

Lender’s Guidelines and Regulations Each Borrower complies, and shall procure that the Guarantor complies with, the lending guidelines and/or applicable laws, rules and regulations issued by the Lender from time to time.

19.2

Repetition Each Repeating Representation is deemed to be repeated by the Borrowers by reference to the facts and circumstances then existing on the date of the Utilisation Request, on the Utilisation Date, on the first day of each Interest Period and, in the case of those contained in Clauses 19.1.12(d) and 19.1.12(f) (Financial statements) and for so long as any amount is outstanding under the Finance Documents or any part of the Loan is undrawn and available, on each day.

20	Information Undertakings

The undertakings in this Clause 20 remain in force for the duration of the Facility Period.

20.1	Financial statements The Borrowers shall supply and shall procure that the Guarantor supplies to the Lender:

20.1.1	as soon as the same become available, but in any event within 180 days after the end of each of its financial years; and

(a)	its audited financial statements for that financial year; and

(b)	the audited financial statements of the Group for that financial year,

20.1.2

as soon as the same become available, but in any event within 120 days after the end of each half-year during each of its financial years, the unaudited semi-annual financial statements for that half-year of the Borrowers, the Guarantor and the Group.

20.2	Compliance Certificate

20.2.1

The Borrowers shall supply to the Lender, in addition to the financial statements delivered annually and semi-annually pursuant to Clauses 20.1 and 21.1.2 respectively, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

20.2.2

Each Compliance Certificate shall be signed by the chief financial officer of the Borrowers or a duly authorised person by the Borrowers and shall be reported on by the Borrowers in the form agreed by the Borrowers and the Lender before the date of the Loan Agreement.

20.3	Requirements as to financial statements

Each set of financial statements delivered by the Borrowers and the Guarantor under Clause 20.1 (Financial statements):

20.3.1	shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

20.3.2

shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Lender:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)

sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous The Borrowers shall supply, and shall procure that the Guarantor supplies to the Lender:

20.4.1

at the same time as they are dispatched, copies of all documents dispatched by the Borrowers to its shareholders generally (or any class of them) or dispatched by the Borrower or any other Obligor to its creditors generally (or any class of them);

20.4.2

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or any other member of the Group and which, if adversely determined, are likely to have a Material Adverse Effect;

20.4.3

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body, arbitral tribunal or other tribunal of any order or sanction of any governmental or other regulatory body or agency which is made against any Obligor or any other member of the Group and which is likely to have a Material Adverse Effect;

20.4.4

promptly, such information and documents as the Lender may require about the Charged Property and compliance of the Obligors with the terms of any Security Documents (including without limitation cash flow analyses and details of the operating costs of a Vessel);

20.4.5

promptly on request, such further information or other statements regarding the financial condition, assets and operations of any Obligor or any other member of the Group (including any sale and/or purchase of any vessels, and/or any new loans, facilities of any type, any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the Group and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction)) as the Lender may request and shall keep the Lender advised of all major financial developments in respect of the Borrowers and the Group;

20.4.6

promptly, to the extent permitted by law and promptly upon becoming aware of them, such information and details of any claim, action, suit, proceedings or investigation against it, any other Obligor, any other member of the Group and any Affiliate of any of them with respect to Sanctions by any Sanctions Authority; and

20.4.7	promptly, details of any changes in the members of the Group, including without limitation, the addition of new members of the Group or any changes in the management of any member of the Group.

20.5	Notification of default

20.5.1	The Borrowers shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.5.2

Promptly upon a request by the Lender, the Borrowers shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default has occurred (or if a Default has occurred, specifying the Default and the steps, if any, being taken to remedy it).

20.6	“Know your customer” checks If:

20.6.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

20.6.2

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

20.6.3	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of Clause 20.6.3, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Lender supply, and shall procure that the Guarantor shall supply, or procure the supply of, such documentation and other evidence as is requested by the Lender (for itself or, in the case of the event described in Clause 20.6.3, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in Clause 20.6.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.7	DAC6

20.7.1	In this Clause 20.7 (DAC6), “DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any replacement legislation applicable in the United Kingdom.

20.7.2	The Borrower shall supply to the Lender:

(a)

promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Relevant Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Relevant Documents contains a hallmark as set out in Annex IV of DAC6 and fulfils the requirements of DAC 6 for reportable cross-border arrangements; and

(b)

promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

20.7.3

The Lender does not provide, under the terms of this present term loan agreement, any kind of tax advice to the Borrower or the Guarantor in relation to its cross-border transactions or tax advice on the use of the loan facility or any kind of advisory services in relation to DAC6 opinions or any suggestions, amendments or contributions to the relevant cross-border arrangement and is not involved under any circumstances in the tax planning of the Borrower and/or the Guarantor.

21	Financial Covenants

21.1	The Borrowers shall procure that the Guarantor and/ or each of its subsidiary shipowning companies shall:

21.1.1

maintain an aggregate amount of Unencumbered Cash which is the higher of (i) USD500,000 per Fleet Vessel and (ii) USD2,500,000 for the first twenty four months of the Guarantor’s operation (until December 2023) (excluding the Pledged Amounts); and

21.1.2	thereafter maintain an aggregate amount of Unencumbered Cash which is the higher of (i) USD1,000,000 per Fleet Vessel and (ii) USD5,000,000 (excluding the Pledged Amounts).

21.2	The Borrowers shall procure that the Guarantor will maintain at all times during the Facility Period:

21.2.1	a Leverage Ratio which is less than seventy per cent (70%); and

21.2.2	a ratio of EBITDA to Interest Expense of not less than 2.5:1.

The financial covenants contained in Clauses 21.1.1 to 21.1.2 shall be tested for the first time on the basis of the Borrowers’ semi-annual consolidated management accounts of 31 December 2022 and thereafter annually and semi-annually on the basis of the annual consolidated audited financial statements and the semi-annual consolidated management accounts respectively, to be provided under Clause 20.1 (Financial statements) and shall be confirmed in the relevant Compliance Certificate.

The expressions used in this Clause shall be construed in accordance with GAAP, and for the purposes of this Agreement:-

“EBITDA” means, earnings before interest expenses, taxes, depreciation and amortization, net of impairment charges, of the Borrowers for the previous period of twelve months.

“Fleet Market Value” means the value of a Fleet Vessel conclusively determined by two or more (as the context may require) Approved Shipbrokers appointed by the Borrowers on the basis of a sale which is free of any charter or any charter commitment and free of any Encumbrances for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and evidenced by valuations of a Fleet Vessel addressed to the Lender certifying a value for a Fleet Vessel.

“Fleet Vessels” means all the vessels (including, but not limited to, the Vessel) from time to time wholly owned by members of the Group and “Fleet Vessel” means any one of them.

“Interest Expense” means, as at any date of calculation, the gross aggregate of all interest payable by any member of the Group on any Financial Indebtedness.

“Leverage Ratio” means, any relevant time, the ratio (expressed as a percentage) of:

(a)	Total Bank Debt less Unencumbered Cash; and

(b)	The Market Value Adjusted Total Assets (including, without limitation the Vessel).

“Market Value Adjusted Total Assets” means, at any time, the Total Assets adjusted to reflect the aggregate Fleet Market Value.

“Pledged Amounts” means (i) the amounts that stand from time to time to the credit of the Retention Account in favour of the Lender pursuant to the terms of any other facility agreement between the Lender and another member of the Group and (ii) any other pledged account in favour of any other lender pursuant to the terms of any other facility agreement between that lender and another member of the Group.

“Total Assets” means the total assets of the Group as stated in the most recent financial statements required to be provided under Clause 20.1 (Financial Statements).

“Total Bank Debt” means the total bank debt of the Group as stated in the most recent financial statements required to be provided under Clause 20.1 (Financial Statements).

“Unencumbered Cash” means any cash or cash equivalent owned by the Guarantor or any member of the Group which is not subject to an Encumbrance as stated in the most recent audited financial statements required to be provided under Clause 20.1 (Financial Statements).

22	General Undertakings

The undertakings in this Clause 22 remain in force for the duration of the Facility Period.

22.1	Authorisations Each Borrower shall and shall procure that each of the Obligors or members of the Group will promptly:

22.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.2	supply certified copies to the Lender of any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable any Obligor to perform its obligations under the Finance Documents to which it is a party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	enable any Obligor or member of the Group to carry on its business where failure to do so has or is likely to have a Material Adverse Effect.

22.2	Money laundering

22.2.1

The Borrowers shall (and shall procure that the other Obligors and any other member of the Group will) to the extent applicable, in connection with the performance and discharge of their respective obligations and liabilities under this Agreement or any of the other Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrowers is a party, confirm that (a) it is acting for its own account, (b) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (c) comply with, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2015/849/EC of the Council of the European Communities as amended and in force) and analogous United States Federal and state laws.

22.2.2

The Borrowers shall further submit any documents and declarations on request by the Lender, if such documents or declarations are required in order for the Lender or any Obligor to comply with any domestic money laundering and/or legal identification requirements.

22.3	Compliance with laws

22.3.1

The Borrowers shall comply (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them will comply), in all respects with all laws to which it may be subject, if (except as regards Sanctions, to which Clauses 22.3.2 and 22.27 apply, and anti-corruption laws, to which Clause 22.7 (Anti-corruption law) applies) including without limitation (a) Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V), (b) any other enabling legislation or executive order thereto and (c) the Patriot Act) failure so to comply has or is likely to have a Material Adverse Effect.

22.3.2	The Borrowers shall (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them will):

(a)	comply in all respects with all Sanctions, as applicable; and

(b)

supply to the Lender, to the extent permitted by law, promptly upon becoming aware of them, details of any claim, action, suit, proceedings or investigation against a Borrower, each other Obligor, each other member of the Group and each Affiliate of any of them with respect to Sanctions by any Sanctions Authority.

22.4	Sanctions and Vessel trading The Borrowers shall (and shall procure that the Guarantor will) procure:

22.4.1	that a Vessel shall not be used by or for the benefit of a Prohibited Party;

22.4.2	that a Vessel shall not be used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions, if Sanctions were binding on any Obligor or any other member of the Group);

22.4.3

that a Vessel shall not be traded in any manner which would trigger the operation of any Sanctions limitation or exclusion clause (or similar) in the Insurances in carrying illicit or prohibited goods; in a way which may make a Vessel liable to be condemned by a prize court or destroyed, seized or confiscated; in any part of the world where there are hostilities (whether war has been declared or not); or in carrying contraband good; and

22.4.4

that each charterparty (including, without limitation, the Charters) in respect of a Vessel shall contain, for the benefit of each Borrower, language which gives effect to the provisions as regards Sanctions and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which could be contrary to Sanctions, if Sanctions were binding on any Obligor).

22.5	Environmental compliance

The Borrowers shall:

22.5.1	comply with all Environmental Laws;

22.5.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

22.5.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is likely to have a Material Adverse Effect.

22.6	Environmental Claims

The Borrowers shall promptly upon becoming aware of the same, inform the Lender in writing of:

22.6.1	any Environmental Claim against any of the Obligors or any other member of the Group which is current, pending or threatened; and

22.6.2	any facts or circumstances which are likely to result in any Environmental Claim being commenced or threatened against any of the Obligors or any other member of the Group,

where the claim, if determined against that Obligor or other member of the Group, has or is likely to have a Material Adverse Effect.

22.7	Anti-corruption law

22.7.1

The Borrowers shall not (and shall procure that no other Obligor or other member of the Group will) directly or indirectly use the proceeds of the Loan for any purpose which would breach or might breach applicable anti-corruption laws, including but not limited to the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, each as amended and in force or other similar legislation in other jurisdictions.

22.7.2	The Borrowers shall (and shall procure that each other Obligor and each other member of the Group will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws and regulations; and

(b)	maintain effective policies and procedures designed to promote and achieve compliance with such laws and regulations.

22.8	Taxation

22.8.1

The Borrowers shall (and shall procure that each other Obligor and each other member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 20.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not likely to have a Material Adverse Effect.

22.8.2	The Borrowers may not (and no other Obligor or other member of the Group may) change its residence for Tax purposes.

22.9

DAC 6 Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

22.10

Evidence of good standing The Borrowers will from time to time, if applicable and if requested by the Lender, provide the Lender with evidence in form and substance satisfactory to the Lender that each Obligor and each corporate shareholder of an Obligor or any other member of the Group remains in good standing.

22.11

Pari passu ranking The Borrowers shall ensure, and shall procure that the Guarantor shall ensure, that at all times any claims of the Lender against the Borrowers and/or any other Obligor under the Finance Documents rank at least pari passu with the claims of all its other creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.12	Negative pledge

In this Clause 22.12 “Quasi-Security” means an arrangement or transaction described in Clause 22.12.2.

Except as permitted under Clause 22.12.3:

22.12.1	The Borrowers shall not (and the Borrowers shall procure that no other Obligor will) create nor permit to subsist any Encumbrance over any of its assets.

22.12.2	The Borrowers shall not (and the Borrowers shall procure that no other Obligor will):

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

22.12.3	Clauses 22.12.1 and 22.12.2 do not apply to any Encumbrance or (as the case may be) Quasi-Security, which is a Permitted Encumbrance.

22.13	Disposals

22.13.1

The Borrowers shall not (and the Borrowers shall procure that no other Obligor will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

22.14	Arm’s length basis

22.14.1

Except as permitted under Clause 22.14.2, the Borrowers shall not (and the Borrowers shall procure that no other Obligor will) enter into any transaction with any person except on arm’s length terms and for full market value.

22.14.2

The following transactions shall not be a breach of this Clause 22.14: fees, costs and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Lender under Clause 4.1 (Initial conditions precedent to delivery of a Utilisation Request) or agreed by the Lender.

22.15

Merger The Borrowers shall not (and the Borrowers shall procure that no other Obligor or other member of the Group will) enter into any amalgamation, demerger (howsoever structured), merger, consolidation, ~~or~~ corporate reconstruction, corporate reorganisation, spin offs or other procedure analogous to any of the aforementioned in any jurisdiction.

22.16

Change of business The Borrowers shall not (and the Borrowers shall procure that no other Obligor or other member of the Group will) make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

22.17

No other business The Borrowers shall not (and the Borrowers shall procure that no other Obligor or other member of the Group will) engage in any business other than the ownership, operation, chartering and management of the Vessel.

22.18

No acquisitions The Borrowers shall not (and the Borrowers shall procure that no other Obligor will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company. The Borrowers shall not acquire a vessel without the prior written consent of the Lender.

22.19	No Joint Ventures The Borrowers shall not (and the Borrowers shall procure that no other Obligor will):

22.19.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

22.19.2

transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

22.20

No borrowings The Borrowers shall not incur or allow to remain outstanding any Financial Indebtedness (except for the Loan and any Financial Indebtedness incurred in the normal course of the business of the Borrowers and which is fully subordinated to the Loan under terms acceptable to the Lender).

22.21

No substantial liabilities Except in the ordinary course of business, the Borrowers shall not (and the Borrowers shall procure that no other Obligor or other member of the Group will) incur any liability to any third party which is in the Lender’s opinion of a substantial nature.

22.22

No loans or credit The Borrowers shall not (and the Borrowers shall procure that no other Obligor will) be a creditor in respect of any Financial Indebtedness unless it is a loan made in the ordinary course of business in connection with the chartering, operation or repair of the Vessel.

22.23	No dividends

22.23.1

(a)	Up until 30 June 2023, the Borrowers and the Guarantor shall be permitted (without the prior written consent of the Lender) to:

(i)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind), on or in respect of its share capital (or any class of its share capital); or

(ii)	repay or distribute any dividend or share premium reserve; or

(iii)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(iv)	issue any new shares in its share capital or resolve to do so;

unless a Default has occurred or is likely to occur as a result of the actions under (i) – (iv) above as a result of such dividend payment; and

(b)	following 30 June 2023, the Borrowers and the Guarantor shall be permitted (without the prior written consent of the Lender) to:

(i)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind), on or in respect of its share capital (or any class of its share capital) in amounts of up to 50% of the available audited free cash flow of the Guarantor in any rolling 12-month period, as indicated in the most recent audited financial statements of the Guarantor required to be provided under Clause 20.1.1. (For dividend payments for an amount exceeding 50% of Guarantor’s audited free cash flow, the consent of the Lender is required); or

(ii)	repay or distribute any dividend or share premium reserve; or

(iii)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(iv)	issue any new shares in its share capital or resolve to do so;

unless a Default has occurred or is likely to occur as a result of the actions under (i) – (iv) above as a result of such dividend payment.

(c)

Regarding any preferred shares, of any of the Borrowers or the Guarantor, distribution of dividends is permitted subject to no Event of Default or a negative net position being in existence or occurring from such a dividend payment.

22.24	Inspection of records Each Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

22.25

No change in Relevant Documents The Borrowers shall not (and the Borrowers shall procure that no other Obligor will) amend, vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Finance Documents, or any other document delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent to delivery of a Utilisation Request) or Clause 4.2 (Further conditions precedent) or Clause 4.3 (Conditions subsequent).

22.26	Further assurance

22.26.1

Each Borrower shall (and shall procure that each other Obligor will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(a)

to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender or the Secured Parties provided by or pursuant to the Finance Documents or by law;

(b)

to confer on the Lender or confer on the Secured Parties an Encumbrance over any property and assets of that Borrower (or that other Obligor as the case may be) located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

22.26.2

Each Borrower shall (and shall procure that each other Obligor will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Lender or the Secured Parties by or pursuant to the Finance Documents.

22.27	Sanctions

22.27.1

The Borrowers shall not and the Borrowers shall procure that no other Obligor or other member of the Group and no Affiliate of any of them will become a Prohibited Party or owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Party and that none of such persons will own or control a Prohibited Party or will have a Prohibited Party serving as a director, officer or, to the best of its knowledge, employee or is domiciled or is incorporated in any of the restricted, embargoed or sanctioned countries according to applicable Sanctions (as that term is defined in the most recent applicable laws and regulations in respect of Sanctions).

22.27.2

The Borrowers shall procure that no proceeds of the Loan or any part of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Party nor shall they be otherwise, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

22.27.3	Each Borrower shall and shall procure that (each other Obligor and each other member of the Group and) each Affiliate of any of them will comply with all Sanctions.

22.27.4

The Borrowers shall and shall procure that each Obligor shall procure that no proceeds, funds or benefit from any activity or dealing with a Prohibited Party are used in discharging any obligation due or owing to the Lender or are credited to any bank account held with the Lender (including without limitation, all the Accounts), and that no payment will be effected, whether to discharge any obligation due or owing to such party or for any other purpose, through the use of any bank account held with the Lender; and

22.27.5

The Borrowers shall (and shall procure that each Obligor, each other member of the Group and each Affiliate of them will) to the extent permitted by law and promptly upon becoming aware of them, supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

22.28	Change in ownership or control The Borrowers shall procure that:

22.28.1	without the prior consent of the Lender, there is no change in the legal or beneficial ownership (direct or indirect) or control of the Borrowers and the Guarantor;

22.28.2	the Guarantor shall not proceed with any sale or transfer of its shares in the Borrowers throughout the Facility Period;

22.28.3	no person or group of persons acting in concert shall gain (directly or indirectly) control of the Guarantor;

22.28.4

the Individual is an executive officer or director of the Guarantor during the Facility Period and the Individual shall not cease to be an executive officer or director of the Guarantor without the prior written consent of the Lender;

22.28.5

the Individual controls directly or indirectly (including but without limitation giving directions regarding the operating and financial policies of the Guarantor), the business operation in respect of the Guarantor; and

22.28.6	the Individual and/or members of his family either

(i)

by no later than 31 January 2023 and throughout the Facility Period, shall hold legally and beneficially (directly or indirectly) at least 20% of the issued share capital or voting rights of each Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(ii)

in the event that by 31 January 2023 the Individual and/or members of his family do not hold legally and beneficially (directly or indirectly) at least 20% of the issued share capital or voting rights of each Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), the Borrowers shall within 3 Business Days effect the prepayment of the entire Indebtedness then outstanding.

22.29

Bareboat Charter If a Borrower agrees to enter into a Bareboat Charter (after having obtained the consent of the Lender in accordance with the terms of the Finance Documents), the Borrower shall enter into an Assignment in respect of its Vessel in form and substance acceptable to the Lender, such Assignment to be made by and between the relevant Borrower, the Lender and the relevant Bareboat Charterer on or prior to the date of such Bareboat Charter.

22.30	NASDAQ Capital Market The Borrowers shall procure that the Guarantor, at all times during the Facility Period, remains listed on the NASDAQ Capital Market.

23	Events of Default

23.1	Events of Default Each of the events or circumstances set out in this Clause 23.1 is an Event of Default.

23.1.1	Non-payment An Obligor does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable.

23.1.2	Other specific obligations An Obligor does not comply with any obligation in a Finance Document relating to the Insurances or with Clause 18 (Additional security).

23.1.3	Other obligations

(a)	Clause 22.28 (Change in ownership or control) is not complied with.

(b)	The Guarantor ceases to be listed in the NASDAQ Capital Market.

(c)	An Obligor does not comply with any provision of a Finance Document (other than those referred to in Clause 23.1.1 (Non-payment) and Clause 23.1.2 (Other specific obligations).

23.1.4

Misrepresentation Any representation or statement made or deemed to be repeated by an Obligor in any Finance Document or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

23.1.5	Cross default

(a)	Any Financial Indebtedness of an Obligor or of any other member of the Group is not paid when due nor within any originally applicable grace period.

(b)

Any Financial Indebtedness of an Obligor or of any other member of the Group is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any commitment for any Financial Indebtedness of an Obligor or of any other member of the Group is cancelled or suspended by a creditor of an Obligor or of any other member of the Group as a result of an event of default (however described).

(d)

Any creditor of an Obligor or of any other member of the Group becomes entitled to declare any Financial Indebtedness of an Obligor or of any other member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

23.1.6	Insolvency

(a)

An Obligor or any other member of the Group is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor or any other member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)

A moratorium is declared in respect of any indebtedness of an Obligor or any other member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.1.7	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or any other member of the Group;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor or any other member of the Group;

(c)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of an Obligor or any other member of the Group or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of an Obligor or any other member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.1.7 shall not apply to (i) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fifteen (15) days of commencement or (ii) any arrest or detention of the Vessel from which the Vessel is released within fourteen (14) days from the date of that arrest or detention.

23.1.8	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or any other member of the Group.

23.1.9	Unlawfulness and invalidity

(a)

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)

Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)

Any Finance Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

23.1.10	Cessation of business An Obligor or any other member of the Group ceases, or threatens to cease, to carry on all or a substantial part of its business.

23.1.11

Expropriation The authority or ability of an Obligor or any other member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to an Obligor or any member of the Group or any of its assets.

23.1.12	Repudiation and rescission of agreements

(a)	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

(b)

Subject to Clause 23.1.12(c), any party to any of the Relevant Documents that is not a Finance Document rescinds or purports to rescind or repudiates or purports to repudiate that Relevant Document in whole or in part where to do so has or is, in the opinion of the Lender, likely to have a material adverse effect on the interests of the Lender under the Finance Documents.

(c)

Any of the Management Agreements or (if applicable) Sub-Management Agreements is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not immediately replaced by a similar agreement in form and substance satisfactory to the Lender.

23.1.13	Conditions subsequent Any of the conditions referred to in Clause 4.3 (Conditions subsequent) is not satisfied within the time required by the Lender.

23.1.14

Revocation or modification of Authorisation Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Obligors or any other person (except the Lender) to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

23.1.15	Reduction of capital An Obligor reduces its authorised or issued or subscribed capital.

23.1.16

Loss of vessel An event similar to a Total Loss occurs in relation to any other vessel which may from time to time be mortgaged to the Lender as security for the payment of all or any part of the Indebtedness.

23.1.17

Challenge to registration The registration of each Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

23.1.18

War The country of registration of each Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

23.1.19	Notice of determination The Guarantor gives notice to the Lender to determine any obligations under the Guarantee.

23.1.20

Litigation Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body, arbitral tribunal or agency are started or threatened, or any judgment or order of a court, arbitral body, arbitral tribunal or agency is made, in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against an Obligor or any other member of the Group or its assets which have, or has, or are, or is, likely to have a Material Adverse Effect.

23.1.21	Material adverse change Any event or circumstance occurs which the Lender in its sole discretion believes has or is likely to have a Material Adverse Effect.

23.1.22	Sanctions

(a)	An Obligor or any other member of the Group or any Affiliate of any of them:

(i)	is a Prohibited Party; or

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Party; or

(iii)	owns or controls a Prohibited Party; or

(iv)	has a Prohibited Party serving as a director, officer or, to the best of its knowledge, employee; or

(v)

is domiciled or is incorporated in any of the restricted, embargoed or sanctioned countries according to applicable Sanctions (as that term is defined in the most recent applicable laws and regulations in respect of Sanctions).

(b)

The proceeds of the Loan or any part of the Loan are made available, directly or indirectly, to or for the benefit of a Prohibited Party or are otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)

An Obligor, any other member of the Group and any Affiliate of them (to the extent permitted by law and promptly upon becoming aware of them) does not supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

(d)

Any proceeds, funds or benefit from any activity or dealing with a Prohibited Party are used in discharging any obligation due or owing to the Lender or are credited to any bank account held with the Lender (including without limitation, all the Accounts), and payment is effected, whether to discharge any obligation due or owing to such party or for any other purpose, through the use of any bank account held with the Lender.

(e)	An Obligor, any other member of the Group or any Affiliate of any of them is not in compliance with all Sanctions as applicable.

(f)

An Obligor, any other member of the Group and any Affiliate of them (to the extent permitted by law and promptly upon becoming aware of them) does not supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

23.1.23	Sanctions and Vessel trading

(a)	each Vessel is used by or for the benefit of a Prohibited Party;

(b)	each Vessel is used in trading in any manner contrary to Sanctions (or which could is contrary to Sanctions, if Sanctions were binding on any Obligor);

(c)

each Vessel is traded in any manner which would trigger the operation of any Sanctions limitation or exclusion clause (or similar) in the Insurances in carrying illicit or prohibited goods; in a way which may make each Vessel liable to be condemned by a prize court or destroyed, seized or confiscated; in any part of the world where there are hostilities (whether war has been declared or not); or in carrying contraband good; or

(d)

a charterparty (including, without limitation, any Charter) in respect of each Vessel does not contain, for the benefit of each Borrower, language which gives effect to the provisions as regards Sanctions and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which could be contrary to Sanctions, if Sanctions were binding on any Obligor).

23.2	Acceleration On and at any time after the occurrence of an Event of Default the Lender may:

23.2.1	by notice to the Borrowers:

(a)	cancel the availability of the Loan, at which time it shall immediately be cancelled;

(b)

declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that the Loan is payable on demand, at which time it shall immediately become payable on demand by the Lender; and/or

23.2.2	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9 Changes to Parties

24	Changes to the Lender and Hedge Counterparties

24.1	Assignments and transfers by the Lender Subject to this Clause 24, the Lender may:

24.1.1	assign any of its rights; or

24.1.2	transfer by novation any of its rights and obligations,

under

any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”); or

24.1.3	grant a sub-participation on any part of the Loan.

24.2	Conditions of assignment or transfer

24.2.1	The consent of any Obligor is not required for an assignment or transfer under Clause 24.1 (Assignments and transfers by the Lender) by the Lender.

24.2.2	If:

(a)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)

as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Limitation of responsibility of Lender

24.3.1	Unless expressly agreed to the contrary, the Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Relevant Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document,

and any representations or warranties implied by law are excluded.

24.3.2	Each New Lender confirms to the Lender that it:

(a)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any of the Relevant Documents; and

(b)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any part of the Loan is undrawn and available.

24.3.3	Nothing in any Finance Document obliges the Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Relevant Documents or otherwise.

24.4

Security over Lender’s rights In addition to the other rights provided to the Lender under this Clause 24, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Encumbrances in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

24.4.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

24.4.2

any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(a)

release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

24.5	Additional Hedge Counterparties

24.5.1

The Borrowers or the Lender may request that the Lender or an Affiliate of the Lender becomes an Additional Hedge Counterparty, by delivering to the Lender a duly executed Hedge Counterparty Accession Letter signed by such Lender or Affiliate.

24.5.2

A Hedge Counterparty may transfer any of its rights or transfer by novation any of its rights and obligations to its Affiliate, another Lender or an Affiliate of another Lender, with the prior approval of the Lender and the Borrowers, by delivering to the Lender a duly executed Hedge Counterparty Accession Letter signed by such Lender or Affiliate.

24.5.3	In the case of Clauses 24.5.1 and 24.5.2, the new Lender or Affiliate will become an Additional Hedge Counterparty when the Lender enters into the relevant Hedge Counterparty Accession Letter.

25	Changes to the Obligors

25.1	No assignment or transfer by Obligors No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10 Application of Proceeds and the Lender’s Business

26	Application of Proceeds

26.1

Order of application Subject to Clause 26.2 (Prospective liabilities), all amounts from time to time received or recovered by the Lender pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any Encumbrance created or expressed to be created under the Security Documents (for the purposes of this Clause 26, the “Recoveries”) shall be held by the Lender on trust to apply them at any time as the Lender (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 26), in the following order:

26.1.1	in discharging any sums owing to the Lender or any Secured Party;

26.1.2

in payment of all costs and expenses incurred by Lender or any Secured Party in connection with any realisation or enforcement of any Encumbrance created or expressed to be created under the Security Documents taken in accordance with the terms of this Agreement; and

26.1.3	in payment to the Lender for application in accordance with Clause 28.2 (Partial payments).

26.2

Prospective liabilities Following enforcement of any Encumbrance created or expressed to be created under the Security Documents the Lender may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Lender with such financial institution (including itself) and for so long as the Lender shall think fit (the interest being credited to the relevant account) for later application under Clause 26.1 (Order of application) in respect of:

26.2.1	any sum to the Lender or any Secured Party; and

26.2.2	any part of the Indebtedness,

that the Lender considers, in each case, might become due or owing at any time in the future.

26.3

Investment of proceeds Prior to the application of the proceeds of the Recoveries in accordance with Clause 26.1 (Order of application) the Lender may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Lender with such financial institution (including itself) and for so long as the Lender shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Lender’s discretion in accordance with the provisions of this Clause 26.

26.4	Currency conversion

26.4.1

For the purpose of, or pending the discharge of, any part of the Indebtedness the Lender may convert any moneys received or recovered by the Lender from one currency to another, at a market rate of exchange.

26.4.2	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

26.5	Permitted deductions The Lender shall be entitled, in its discretion:

26.5.1

to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

26.5.2

to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Lender under any of the Finance Documents or otherwise.

27	Conduct of Business by the Lender No provision of this Agreement will:

27.1	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.2	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.3	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Section 11 Administration

28	Payment Mechanics

28.1

Payments to the Lender On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.

28.2	Partial payments

28.2.1

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly,

(i)	in or towards payment pro rata of any principal due but unpaid under this Agreement and any default interest payable under any Hedging Agreement;

(ii)	any Hedge Breakage Loss due and payable to the Lender but unpaid under any relevant Hedging Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

28.2.2	The Lender may vary the order set out in Clauses 28.2.1(b) to 28.2.1(d).

28.2.3	Clauses 28.2.1 and 28.2.2 will override any appropriation made by an Obligor.

28.3	No set-off by Obligors

28.3.1	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.3.2	Clause 28.3.1 shall not affect the operation of any payment or close-out netting pursuant to section 2(c) or 6(e) of any Hedging Agreement in respect of any amounts owing under that Hedging Agreement.

28.4

Business Days Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.5	Currency of account

28.5.1	Subject to Clauses 28.5.2 to 28.5.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

28.5.2	A repayment or payment of all or part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

28.5.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

28.5.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.5.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

28.6

Control account The Lender shall open and maintain on its books a control account in the name of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 28.6 and those entries will, in the absence of manifest error, be conclusive and binding.

28.7	Change of currency

28.7.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender; and

(b)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender.

28.7.2

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

28.8

Disruption to payment systems etc. If either the Lender in its absolute discretion determines that a Disruption Event has occurred or the Lender is notified by the Borrowers that a Disruption Event has occurred:

28.8.1

the Lender may, and shall if requested to do so by the Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Loan as the Lender may deem necessary in the circumstances;

28.8.2

the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in Clause 28.8.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to any such changes;

28.8.3

any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

28.8.4

the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.8.

29	Set-Off

29.1

Set-off The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30	Notices

30.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2

Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

30.2.1	in the case of the Borrowers, that identified with their names below; and

30.2.2	in the case of the Lender, that identified with its name below,

or any substitute address, fax number, or department or officer as the Party may notify to the other by not less than five Business Days’ notice.

30.3	Delivery Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

30.3.1	if by way of fax, when received in legible form; or

30.3.2	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

Any communication or document which becomes effective, in accordance with this Clause 30.3, after 3.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Electronic communication

30.4.1

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

30.4.2

Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

30.4.3	Any electronic communication which becomes effective, in accordance with Clause 30.4.2, after 3.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.5	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:

30.5.1	in English; or

30.5.2

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31	Calculations and Certificates

31.1

Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender pursuant to Clause 28.6 (Control account) are prima facie evidence of the matters to which they relate.

31.2

Certificates and determinations Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention and interest calculation

31.3.1	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(a)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(b)	subject to Clause 31.3.2, without rounding.

31.3.2	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.

32	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender or any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34	Confidentiality

34.1

Confidential Information The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information The Lender may disclose:

34.2.1

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 34.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

34.2.2	to any person:

(a)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(b)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(c)

appointed by the Lender or by a person to whom Clause 34.2.2(a) or 34.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 34.2.2(a) or 34.2.2(b);

(e)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.4 (Security over Lender’s rights);

(h)	who is a Party; or

(i)	with the consent of the Borrowers;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(i)

in relation to Clauses 34.2.2(a), 34.2.2(b) and 34.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)

in relation to Clause 34.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)

in relation to Clauses 34.2.2(e), 34.2.2(f) and 34.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

34.2.3

to any person appointed by the Lender or by a person to whom Clause 34.2.2(a) or 34.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 34.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

34.2.4

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors and/or the Group if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

34.3	Disclosure to numbering service providers

34.3.1

The Lender may disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Obligors the following information:

(a)	names of Obligors;

(b)	country of domicile of Obligors;

(c)	place of incorporation of Obligors;

(d)	date of this Agreement;

(e)	Clause 37 (Governing law);

(f)	date of each amendment and restatement of this Agreement;

(g)	amount of the Loan;

(h)	currencies of the Loan;

(i)	type of Loan;

(j)	ranking of the Loan;

(k)	Termination Date;

(l)	changes to any of the information previously supplied pursuant to (a) to (l); and

(m)	such other information agreed between the Lender and that Obligor,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

34.3.2

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

34.3.3	The Borrowers represents that none of the information set out in Clauses 34.3.1(a) to 34.3.1(m) is, nor will at any time be, unpublished price-sensitive information.

34.4

Entire agreement This Clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5

Inside information The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

34.6	Notification of disclosure The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:

34.6.1

of the circumstances of any disclosure of Confidential Information made pursuant to Clause 34.2.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

34.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.

34.7	Continuing obligations The obligations in this Clause 34 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

34.7.1	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and

34.7.2	the date on which the Lender otherwise ceases to be the Lender.

35	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36	Joint and Several Liability

36.1

Nature of liability The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

36.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Obligor under or in connection with any Finance Document;

36.1.2	any amendment, variation, novation or replacement of any other Finance Document;

36.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Obligor for any reason;

36.1.4	the winding-up or dissolution of any other Borrower or any other Obligor;

36.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Obligor; or

36.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

36.2

No rights as surety Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Obligor:

36.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

36.2.2	exercise any right of contribution from any other Borrower or any other Obligor under any Finance Document; or

36.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Obligor; or

36.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Obligor; or

36.2.5

unless so directed by the Lender (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Obligor in competition with any Finance Party and each Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Lender any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

Section 12 Governing Law and Enforcement

37	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38	Enforcement

38.1	Jurisdiction of English courts

38.1.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

38.1.2

Notwithstanding Clause 38.1.1, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

38.2.1	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)

irrevocably appoints Saville & Co. Scrivener Notaries—11 Old Jewry, London, EC2R 8DU as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify that Borrower of the process will not invalidate the proceedings concerned.

38.2.2

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the Borrower must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Part I

Conditions Precedent

1	Obligors

(a)

Constitutional documents Copies of the constitutional documents of each Obligor together with such other evidence as the Lender may require that each Obligor is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Obligor (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf.

(d)

Specimen signatures/Copy passports A specimen of the signature and a copy of the passport of each person actually executing any of the Relevant Documents pursuant to the resolutions referred to in (c).

(e)

Shareholder resolutions A copy of a resolution signed by all the holders of the issued shares in each Obligor, approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Obligor is a party.

(f)	Officer’s certificates An original certificate of a duly authorised officer of each Obligor:

(i)	certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect;

(ii)	setting out the names of the directors, officers and shareholders of that Obligor and the proportion of shares held by each shareholder; and

(iii)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Obligor to be exceeded.

(g)

Evidence of registration Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Obligor are duly registered in the companies registry or other registry in the country of incorporation of that Obligor.

(h)

Powers of attorney The original notarially attested and legalised power of attorney of each of the Obligors under which the Relevant Documents to which it is or is to become a party are to be executed or transactions undertaken by that Obligor.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrowers, of:

(i)	the MOAs;

(ii)	such documents as the Lender may reasonably require to evidence the nomination of each Borrower as purchaser of a Vessel pursuant to the relevant MOA;

(iii)	the bill of sale transferring title in each Vessel by the Seller to the respective Borrower free of all encumbrances, maritime liens or other debts;

(iv)	the commercial invoice in respect of the purchase price of the Vessels and any other invoice regarding any other sums payable under the MOAs;

(v)	any charterparty or other contract of employment of the Vessels which will be in force on the Utilisation Date including, without limitation, any Charter (if applicable);

(vi)

the on hire certificate pursuant to the relevant Charter (if the Charter is a time charter) or the protocol of delivery and acceptance evidencing the unconditional physical delivery of each Vessel by the respective Borrower to the Charterer pursuant to a Charter (if the Charter is a bareboat charter) (if applicable);

(vii)	the Management Agreements and (if applicable) any Sub-Management Agreements;

(viii)	the Vessels’ current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(ix)	evidence of the Vessels’ current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(x)	the Vessels’ current SMC;

(xi)	the ISM Company’s current DOC;

(xii)	the Vessels’ current ISSC;

(xiii)	the Vessels’ current IAPPC;

(xiv)	the Vessels’ current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

(b)

Evidence of Borrowers’ title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Liberian flag confirming (a) that each Vessel is permanently registered under that flag in the ownership of the respective Borrower, (b) each Mortgage is registered with first priority against each Vessel and (c) there are no further Encumbrances registered against the Vessels.

(c)

Evidence of insurance Evidence that each Vessel (including without limitation placing the insurances with first-class insurance brokers or insurers and P&I Clubs) is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender.

(d)

Confirmation of class A Certificate confirming that each Vessel is classed with the highest class applicable to vessels of her age and type with a Classification Society member of the International Association of Classification Society, acceptable to the Lender free of outstanding recommendations or conditions affecting class.

(e)

Valuations All valuations referred to in Clause 18.2 and all valuations to be obtained pursuant to Clause 4 (Conditions of Utilisation) dated not earlier than fifteen days prior to the Utilisation Date certifying the Market Value of the Vessels, acceptable to the Lender.

(f)

Security Documents The Mortgages, the Assignment, the Guarantee, the Account Security Deed, the Hedging Security Deeds, the Managers’ Undertakings together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(g)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Lender may require.

(h)

Account Holder’s confirmation The written confirmation of the Account Holder that the Accounts have been opened with the relevant Account Holder and to its actual knowledge are free from Encumbrances other than as created by or pursuant to the Security Documents and rights of set off in favour of the Account Holder as account holder.

(i)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 1.

3	Legal opinions

The following legal opinions, in relation to the Borrowers, the Vessels and the Finance Documents, each addressed to the Lender or confirmation satisfactory to the Lender that such opinions will be given:

(a)	a legal opinion of Stephenson Harwood LLP, legal advisers to the Lender as to English law substantially in the form provided to the Lender prior to signing this Agreement;

(b)	a legal opinion of Clark, Atcheson & Reisert to the Lender as to Marshall Islands and Liberian law.

4	Other documents and evidence

(a)	Utilisation Request A duly completed Utilisation Request.

(b)	Process agent Evidence that any process agent referred to in Clause 38.2 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)

Other Authorisations A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(d)	Financial statements A copy of each of the Original Financial Statements.

(e)

Fees Evidence that the fees, then due from the Borrowers under Clause 11 (Fees) have been paid on the Utilisation Date and that the costs and expenses then due from the Borrower under Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

(f)

“Know your customer” documents Such documentation and other evidence as is requested by the Lender in order for the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(g)	Borrower’s Structure Chart A chart showing the structure of the Borrowers.

(h)

No material adverse change letter The written confirmation of the Borrowers and the Guarantor that no event or series of events have occurred since 5 October 2022 which is likely to have Material Adverse Effect.

(i)	Side Letter The Side Letter duly executed.

(j)	Evidence of Compliance Evidence acceptable to the Lender, that the Borrowers and the Guarantor have complied with the requirements under Clause 21.1 (Financial Covenants).

Part 2 Part II

Conditions Subsequent

1

Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

2	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Lender pursuant to Part I of this Schedule 1.

3	Legal opinions Such of the legal opinions specified in Part I of this Schedule 1 as have not already been provided to the Lender.

4

Companies Act registrations Evidence that the prescribed particulars of any Security Documents received by the Lender pursuant to Part I of this Schedule 1 have been delivered to the relevant Registry of Companies/Corporations within the statutory time limit.

5	Master’s Receipt The Masters’ receipt for each Mortgage.

Schedule 2

Utilisation Request

From: Intercontinental Crude and Product Enterprises Inc.

Petroleum Trading and Shipping Inc.

To: National Bank of Greece S.A.

Dated:

Dear Sirs

Intercontinental Crude and Product Enterprises Inc. and Petroleum Trading and Shipping Inc. – Up to $30,792,500 Loan Agreement dated [ ] November 2022 (the “Agreement”)

1

We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to make a Utilisation on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	dollars
Amount:	$14,770,000 (Tranche A)
$16,022,500 (Tranche B)
Interest Period:	[ ]
Vessels:	“SUEZ ENCHANTED” and “SUEZ PROTOPIA”

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of the Loan should be paid to the following account: [•].

5	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Intercontinental Crude and Product Enterprises Inc.

Petroleum Trading and Shipping Inc.

Schedule 3

Form of Compliance Certificate

To: National Bank of Greece S.A.

From: Imperial Petroleum Inc.

Dated:

Dear Sirs

Intercontinental Crude and Product Enterprises Inc. and Petroleum Trading and Shipping Inc. – Up to $30,792,500 Loan Agreement dated [         ] November 2022 (the “Agreement”)

1

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that we maintain:

2.1	a Leverage Ratio which is less than seventy per cent (70%); and

2.2	a ratio of EBITDA to Interest Expense of not less than 2.5:1,

as more specifically set out in the table below:

Amounts In thousands of Dollars	As of	[ / / period]
a)Leverage Ratio :	[	]%
(Total Bank Debt less Unencumbered Cash / Market Value Adjusted Total Assets)
Total Bank Debt less Unencumbered Cash:	[	]
Market Value Adjusted Total Assets:	[	]
Total Assets:	[	]
Less: Fleet Vessels book value:	[	]
Plus: Fleet Market Value of all Fleet Vessels:	[	]
Market Value Adjusted Total Assets:	[	]
b)Market Value Adjusted Net Worth:	[	]
Market Value Adjusted Total Assets:	[	]
Total Bank Debt less Unencumbered Cash:	[	]
c) EBITDA:	[	]
Interest Expense:	[	]
Ratio of EBITDA to Interest Expense:	[	]

3	We confirm that no Default (as defined in the Loan Agreement) has occurred.

Signed:
Chief [Executive] [Financial] Officer
of
Imperial Petroleum Inc.

Schedule 4 Compounded Rate Terms

Currency:	Dollars.

Cost of funds as a fallback:	Cost of funds will apply as a fallback.

Definitions
Additional Business Days:	An RFR Banking Day.

Backstop Rate Switch Date:	30 June 2023

Break Costs:

Business Day conventions (definition of “Month” and Clause 9.3 (Non-Business Days)):	1 If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

1.1  subject to paragraph 1.3 below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

1.2  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

1.3  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(1)   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	Not Applicable.

Central Bank Rate Adjustment:	Not Applicable.

	LIBOR SETTING	USD
Credit Adjustment Spread:	OVNT	0.00644
	1 WEEK	0.03839
	1 MONTH	0.11448
	2 MONTH	0.18456
	3 MONTH	0.26161
	6 MONTH	0.42826
	12 MONTH	0.71513

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

(1)   the RFR for that RFR Banking Day rounded, in either case, to five decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

(2) If the RFR Banking Day is not available, cost of funds will apply.

Lookback Period:	Five RFR Banking Days with observation lag.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (1) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Tranche; and (2) the applicable Credit Adjustment Spread.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

A day other than:

(a)   a Saturday or Sunday; and

(b)   a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities; and

(c)   any other day determined as a non-banking day in the future.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 10.3 (Market disruption)	Close of business in Athens on the Reporting Day for the relevant Tranche.

Deadline for Lenders to report their cost of funds in accordance with Clause 10.4 (Cost of funds)	Close of business on the date falling two Business Days after the Reporting Day for the relevant Tranche (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Tranche).

Schedule 5 Cumulative Compounded RFR Rate

a) BASIC ASSUMPTIONS:

1. Terms used in this Schedule shall have the same meaning as attributed to them in section 1.1 (Definitions) except if otherwise defined herein.

2. For every non RFR Business Day, the Compounded RFR Rate for the previous RFR Business Day is applicable.

3. Interest due is calculated on the basis of actual number of days elapsed and a year of 360 days as per Section 31.3.

b) DEFINITIONS

Interest Period: As same is defined in clause 1.1 (Definitions) and clause 9 (Interest Periods) of the loan agreement.

“Cumulation Period” means every calendar day of the period commencing five (5) RFR Business Days before the beginning of any Interest Period and ending 5 RFR Business Days before the termination of such Interest Period.

c) CALCULATION METHOD

The “Annualized Cumulative Compounded Daily Rate” for every Interest Period is calculated as follows:

Where:

ncd means the number of calendar days in a Cumulation Period i.e. including the first day of the Cumulation Period but excluding the last one.

Daily Rate i means for every calendar day of the Cumulation Period, the Daily Rate of the RFR Business Day.

means the product of the rates arising out of the calculation of the parenthesis of the aforementioned mathematical formula for every calendar day of the Cumulation Period, i.e. including the first day of the Cumulation Period but excluding the last one.

Signatures

The Borrowers

Intercontinental Crude and	)
Product Enterprises Inc.	)
)
By: /s/ Nikolaos Lazarou	)
Name: Nikolaos Lazarou	)
Title: Authorised signatory	)

Petroleum Trading and Shipping Inc.	)
)
)
By: /s/ Nikolaos Lazarou	)
Name: Nikolaos Lazarou	)
Title: Authorised signatory	)

The Lender

National Bank of Greece S.A.	)
)
By: /s/ Sarri Aikaterini	)
Name: Sarri Aikaterini	)
)
By: /s/ Andreas Mitsiopoulos	)
Name: Andreas Mitsiopoulos	)
)
Title: Authorised signatory (-ies))
Address: 2 Bouboulinas Street & Akti Miaouli,	)
Vati Building	)
Piraeus 185 35)
Fax no.: +30 210 414 4119)
Department/Officer: Shipping Division	)